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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CIBER, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

6363 South Fiddler's Green Circle, Suite 1400
Greenwood Village, Colorado 80111

April 1, 2009
To our Stockholders:

        You are cordially invited to electronically attend the Annual Meeting of Stockholders of CIBER, Inc. Our Annual Meeting will be held only via the Internet at www.ciber.com/cbr/annualmeeting on May 4, 2009, at 9:00 a.m. Mountain Daylight Time.

        The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe in detail the actions we expect to take at this Annual Meeting.

        Our Annual Report on Form 10-K for the year ended December 31, 2008, is posted on our website at www.ciber.com under the heading "Investor Relations, SEC Filings."

        Please use this opportunity to take part in our affairs by voting on the business to come before this meeting. Whether or not you plan to attend the Internet meeting, please complete, sign, date and return the accompanying Proxy in the enclosed postage-paid envelope or vote electronically via the Internet or by telephone. See "Voting Via the Internet or By Telephone" in the Proxy Statement for more details. Returning the Proxy or voting telephonically or electronically does NOT deprive you of your right to attend the Internet meeting and to vote your shares for the matters acted upon at the meeting. We invite you to attend the Internet meeting and to vote your shares online before the close of voting by going to www.proxyvote.com.

Sincerely,

Bobby G. Stevenson
 Chairman of the Board

CIBER, Inc.
6363 South Fiddler's Green Circle, Suite 1400
Greenwood Village, Colorado 80111

NOTICE OF THE 2009 ANNUAL MEETING OF STOCKHOLDERS

NOTICE TO THE STOCKHOLDERS OF COMMON STOCK OF CIBER, INC.

        The 2009 Annual Meeting of Stockholders of CIBER, Inc., a Delaware corporation, will be held via the Internet at www.ciber.com/cbr/annualmeeting on May 4, 2009, at 9:00 a.m. Mountain Daylight Time for the purposes stated below. These items of business are fully described in the attached Proxy Statement.

  1.
  To elect two (2) Class III Directors to serve for a term of three years.

  2.
  To approve an increase in the number of shares authorized for issuance under the CIBER, Inc. Employee Stock Purchase Plan by 2,500,000 shares.

  3.
  To ratify the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2009.

  4.
  To transact any other business that may properly come before the Meeting, or any adjournment or postponement of the Meeting.

        Our Board of Directors fixed the close of business on March 6, 2009, as the Record Date for determining those Stockholders who are entitled to receive notice of and to vote at the Meeting, or any adjournment or postponement of the Meeting. Only Stockholders of our Common Stock at the close of business on March 6, 2009, will receive notice of the Meeting and voting materials. A list of Stockholders entitled to vote at the Meeting will be available for examination for a period of ten days before the Meeting both in person at our corporate offices and electronically, and electronically during the Meeting. Stockholders may examine the list for purposes related to the Meeting. Instructions for viewing the Stockholder list appear in the Proxy Statement.

        You are cordially invited to join us via audio webcast at CIBER's 2009 Annual Meeting.

By order of the Board of Directors,

Mac J. Slingerlend
 President, Chief Executive Officer and Secretary
Greenwood Village, Colorado
April 1, 2009

Please Vote!—Your Vote Is Important

        Whether or not you plan to attend the Internet meeting, please complete, sign, date and return the accompanying Proxy in the postage paid envelope or vote electronically via the Internet or by telephone.

CIBER, Inc.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 4, 2009

 ANNUAL MEETING INFORMATION

        This Proxy Statement and the accompanying Proxy are sent to you on behalf of the Board of Directors of CIBER, Inc., a Delaware corporation (the "Company," "we," "our" or "us"), in connection with the solicitation of Proxies for use at our 2009 Annual Meeting of Stockholders (the "Annual Meeting" or "Meeting"). This Proxy Statement describes proposals to be presented for Stockholder approval at the Annual Meeting or any adjournments or postponements of the Meeting. The enclosed Proxy is your ballot (the "Proxy"), which you will use to record your vote on each of the proposals. This Proxy Statement and the accompanying Proxy are first being mailed or sent via electronic communication to Stockholders of record of CIBER's Common Stock, $.01 par value per share (the "Common Stock"), on or about April 1, 2009.

Attend the 2009 Annual Meeting via the Internet	The Annual Meeting of Stockholders will be held via the Internet at www.ciber.com/cbr/annualmeeting on May 4, 2009, at 9:00 a.m. Mountain Daylight Time. The Board and management of CIBER encourage you to attend the Annual Meeting electronically.
Register to Participate in the Electronic Meeting	Log on to www.ciber.com/cbr/annualmeeting at least 15 minutes prior to the start of the Meeting. You will find detailed instructions in accompanying materials.

Ask Questions: Questions that would be appropriate to raise in person and that relate to the purpose of the Meeting will be accepted via email from Wednesday, April 29, 2009, until the floor is closed to questions during the Meeting. To submit questions, access the Annual Meeting website and select "Questions."

Vote: Stockholders who attend the Annual Meeting via the Internet may electronically submit a vote or change or revoke a prior vote until the polls are officially closed. See page 2, "Casting Your Vote," for details.

List of Stockholders

A list of Stockholders entitled to vote at the Annual Meeting (the "List") will be available for inspection by Stockholders for purposes related to the Annual Meeting. The List will be available for inspection in both paper and electronic format for a period of 10 days prior to the Annual Meeting and electronically during the time the Annual Meeting is in session. We have taken reasonable steps to ensure that information contained in the List will be made available only to eligible Stockholders. To examine the List, please telephone us at 303-220-0100 and ask to speak with Ms. Jennifer Matuschek, Vice President-Investor Relations. Upon verification that you are entitled to examine the List, you will be scheduled for an appointment to review the List at our corporate office or provided with a login, password and instructions to enter a secure website link.

 AGENDA

Stockholders are asked to consider and to vote upon the following proposals:

Proposal No. 1 See page 6	To elect two (2) Class III Directors to serve as members of the Board of Directors until the 2012 Annual Meeting of Stockholders or until their successors have been duly elected and qualified.
Proposal No. 2 See page 46	To approve an increase in the number of shares authorized for issuance under the CIBER, Inc. Employee Stock Purchase Plan by 2,500,000 shares.
Proposal No. 3 See page 49	To ratify the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2009.
Other Business

To consider other business that may properly come before the Annual Meeting. To date, we are not aware of any other business to be presented for consideration at the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons designated as agents and Proxies in the enclosed Proxy will vote on those matters in accordance with their best judgment.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Your Proxy is solicited by our Board of Directors.

Record Date	Only Stockholders of our Common Stock, $.01 par value, at the close of business on March 6, 2009 (the "Record Date"), are entitled to receive notice of and to vote at the Annual Meeting. On the Record Date, there were 67,808,488 shares of Common Stock outstanding.
Casting Your Vote

For each proposal, Stockholders are entitled to cast one vote for each share of Common Stock held on the Record Date. Shares of Common Stock may not be voted cumulatively. You may cast your vote by any of the methods listed below. Please refer to the detailed instructions included with your Proxy for submission deadlines and step-by-step instructions.

	•	Vote by Mail. Complete, date and sign your Proxy. Mail it in the pre-paid envelope provided so that it reaches us before the deadline specified on the Proxy.
•

Vote by Telephone. Call the toll free telephone number provided with your Proxy and, with the Proxy card in hand, follow the instructions. The deadline for telephone voting is 11:59 p.m. Eastern Daylight Time on May 3, 2009.

•

Vote by Internet before the Annual Meeting. Use your computer to access the website listed on the voting form and, with the Proxy card in hand, record your vote. The deadline for Internet voting is 11:59 p.m. Eastern Daylight Time on May 3, 2009.

•

Vote by Internet during the Annual Meeting. You may vote electronically during the Annual Meeting, prior to the announcement that the polls are closed. To vote electronically during the Annual Meeting: (1) log on to www.ciber.com/cbr/annualmeeting and, with the Proxy card in hand, register to enter the Annual Meeting website, (2) select the "Vote" button and complete the questions that verify your eligibility to vote and (3) characterize the nature of your vote (i.e., first vote, withdrawal of prior vote, etc.).

Quorum and Election	IVS Associates has been selected to tabulate the votes and to act as Inspector of Elections.

Quorum. Our bylaws provide that the presence, in person or by Proxy, of the holders of not less than a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to conduct business at an Annual Meeting. Since attendance at the Annual Meeting is usually low, a quorum can only be achieved by Stockholder participation by Proxy. Please complete your Proxy and return it promptly.

Election. Delaware law and our bylaws provide the following:
•

Election of Directors. Directors shall be elected by a plurality of shares present in person or by Proxy at the Annual Meeting and entitled to vote on the election of directors. A director wins by "plurality" when he or she receives more votes than the number of votes cast for any other nominee.

•

Matters other than the Election of Directors. In all matters to be presented at the Annual Meeting other than the election of directors, the affirmative vote of a majority of shares present in person or by Proxy at the Annual Meeting and entitled to vote on the subject matter will be the act of the Stockholders.

Tabulation of Your Proxy	The Inspector of Elections will tabulate your Proxy as follows:
• All shares represented by a properly executed Proxy will be voted at the Annual Meeting in accordance with your instructions, unless you have taken steps to revoke or withdraw your Proxy.
• Shares that are voted WITHHOLD or ABSTAIN will be counted as "present" for quorum purposes, but will have the same effect as voting against a proposal.
•

"Broker non-votes" are Proxies for shares held in record name by brokers or nominees, for which (i) instructions have not been received from the beneficial owner or person entitled to vote and (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity. Broker non-votes are counted as "present" for quorum purposes, but they are treated as not entitled to vote on the matter. Therefore, broker non-votes are not counted for purposes of determining whether Proposals No. 1, 2 and 3 have been approved.

•

Under the rules of the New York Stock Exchange ("NYSE"), on certain routine matters, brokers may, in their discretion, vote the shares they hold in "street name" on behalf of the beneficial owners who have not returned voting instructions to the brokers. Routine matters include the election of directors (Proposal No. 1) and the ratification of the independent registered public accounting firm (Proposal No. 3).

•

If you sign and date your Proxy but do not provide instructions, your shares will be voted FOR ALL the Board of Directors nominees for Class III Director (Proposal No. 1), FOR an increase in the number of shares authorized for issuance under the CIBER, Inc. Employee Stock Purchase Plan by 2,500,000 shares (Proposal No. 2) and FOR the ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2009 (Proposal No. 3).

•

In addition to executing your voting instructions, the persons named in the Proxy will have discretionary authority to vote all Proxies with respect to additional matters that may be properly presented for action at the Annual Meeting. We are not aware of any other business to be presented at the Annual Meeting.

You May Revoke or Change Your Proxy	At any time prior to final tabulation of the votes on May 4, 2009, you may change your vote or revoke your Proxy by following one of the procedures set forth below:
•

Deliver a letter, signed and in writing, to our Secretary stating your desire to revoke your Proxy. The letter must be dated later than the date stated on the Proxy you wish to revoke. Address the letter to CIBER, Inc., Corporate Secretary, 6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, Colorado 80111.

•

Deliver a Proxy bearing a date later than the Proxy you wish to revoke to Broadridge Financial Solutions, Inc., ("Broadridge") 51 Mercedes Way, Edgewood, NY 11717. You may use any available voting method to deliver your new Proxy, but the new Proxy must be received by Broadridge before the deadline for mail, telephone or Internet voting.

•

Attend the Annual Meeting via the Internet and submit your vote prior to the close of the polls. Follow the instructions for voting online during the Annual Meeting, which appear earlier in this section of this Proxy Statement. Please note, attending the electronic Annual Meeting will not, absent specific instructions from you, revoke or alter your Proxy.

Proxies of Executive Officers and Directors

As a group, our executive officers and directors own or may be deemed to control approximately 13.59% of the outstanding shares of our Common Stock. Each of the executive officers and directors has indicated his intent to vote all shares of Common Stock owned or controlled by him FOR the candidates nominated by the Board to fill the Class III Director positions described in this Proxy Statement, FOR an increase in the number of shares authorized for issuance under the CIBER, Inc. Employee Stock Purchase Plan by 2,500,000 shares and FOR the ratification of the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2009. Please refer to the table entitled Security Ownership of Certain Beneficial Owners and Management located on page 21 for additional information.

Persons Making This Proxy Solicitation

This Proxy Solicitation is made by and on behalf of our Board of Directors. The proposals described in this Proxy Statement were unanimously approved and authorized for Stockholders' consideration by our Board of Directors. To date, no director has retracted his support for any proposal appearing on the agenda or notified us of his intention to oppose the same. Solicitation of Proxies for use at the Annual Meeting may be made by regular mail, by email or in person by our directors, officers and regular employees. These individuals will receive no additional compensation for any solicitation activities. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to beneficial owners. In addition, we may retain Morrow & Co., a proxy solicitation company, to assist with this solicitation for a fee of approximately $7,500 plus reasonable out-of-pocket expenses. We will bear the entire cost of solicitation of Proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional information furnished to Stockholders.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

        Stockholders may submit proposals on matters appropriate for Stockholder action at our annual Stockholder meetings. To have your proposal included in our Proxy Statement and form of Proxy and to properly bring your proposal before an Annual Meeting: (1) you must be eligible to make the proposal; (2) your proposal must be appropriate for Stockholder action at an Annual Meeting and (3) your proposal must be presented in writing and received by our Secretary at our principal executive offices not less than 90 calendar days nor earlier than the close of business on the 120th calendar day prior to May 4, 2010. Proposals submitted before January 4, 2010 and after February 3, 2010, will be considered untimely and will not be eligible for inclusion in the Proxy Statement and on the form of Proxy for the 2010 Annual Meeting, and will not be considered at the meeting. To be included in our Proxy Statement, all proposals must conform to the procedures established by the Securities and Exchange Commission ("Commission") in Section 14a-8 of the Securities Act of 1934, as amended (the "Exchange Act"). The persons named in our Proxy will have discretionary authority to vote all Proxies with respect to any untimely proposals. Stockholder notices regarding proposals must be received no later than the deadline set forth above and contain the specific information required by our bylaws. Stockholders will be furnished a copy of our bylaws, without charge, upon written request to the

Corporate Secretary. Please address Stockholder proposals to Corporate Secretary, CIBER, Inc., 6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, Colorado 80111.

PROPOSAL No. 1—ELECTION OF DIRECTORS

Background	Each year at our Annual Meeting of Stockholders, directors constituting approximately one-third of the Board are elected for a three-year term or until a successor is duly elected and qualified. The terms of current Class III Directors, Mr. Paul A. Jacobs, Mr. George A. Sissel and Mr. Archibald J. McGill, will expire at this 2009 Annual Meeting. The terms of the Class I Directors, Mr. Bobby G. Stevenson, Mr. Peter H. Cheesbrough and Mr. James C. Spira, will expire in 2010. The terms of the Class II Directors, Mr. Mac J. Slingerlend, Mr. Steven S. Kurtz and Dr. James C. Wetherbe, will expire in 2011.

Pursuant to our bylaws, vacancies on the Board may be filled by the affirmative vote of a majority of the remaining directors then in office. A director elected to fill a vacancy, including a vacancy created by an increase in the size of the Board, serves for the remainder of the full term of the new directorship or of the class of directors in which the vacancy occurred. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

Description of Proposal No. 1

Proposal No. 1 asks you to elect two individuals to serve as Class III Directors for the ensuing three-year term to expire in 2012, or until a successor is elected and qualified. Mr. Sissel, also a Class III Director, has chosen to retire from the Board and is not standing for re-election at this Annual Meeting.

The Nominating/Corporate Governance Committee, with the approval of the non-incumbent members of the Board, has nominated for re-election Mr. Paul A. Jacobs and Mr. Archibald J. McGill (the "Director Nominees").

We have received no Stockholder proposal or nomination of any other person to stand for election as Class III Director, timely or otherwise.

TEXT OF PROPOSAL NO. 1—ELECTION OF DIRECTORS

        The text of Proposal No. 1, as you will see it printed on your Proxy, is "To elect the following nominees for Class III Director: Paul A. Jacobs and Archibald J. McGill."

        Shares represented by Proxies that are not marked to "WITHHOLD ALL" authority to vote for the Director Nominees, or "FOR ALL EXCEPT" a specified individual that you must name, will be voted FOR the election of the Director Nominees. Should the Director Nominees become unavailable or unwilling to serve as directors, persons named in the Proxy intend to cast votes for which they hold Proxies in favor of the election of such other person as the Board may designate. The Board knows of no reason why Mr. Jacobs or Mr. McGill would be unable or unwilling to serve on the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" THE NOMINEES

 DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth our directors and executive officers, their ages, positions currently held with us, the year elected as director or appointed as officer and class of directorship. Directors are elected to serve three-year terms, or until a successor is elected and qualified. Executive officers serve at the pleasure of the Board for a term of one year, subject to review and renewal annually. For information about the ownership of our voting securities held by each director, director nominee or executive officer, see "Securities Ownership of Certain Beneficial Owners and Management." Information about Director Nominees is indicated by an asterisk (*) in the table below and in the narrative following the table. Information about the retiring Class III Director is indicated by a double asterisk (**) in the table below and in the narrative following the table.

Name	Age	Position	Served as Officer or Director Since	Class (Term Exp.)
Bobby G. Stevenson	66	Chairman of the Board and Founder	1974	Class I (2010)
Mac J. Slingerlend	61	Chief Executive Officer, President, Secretary and Director	1989	Class II (2011)
Peter H. Cheesbrough	57	Executive Vice President, Chief Financial Officer, Treasurer and Director	2002	Class I (2010)
Terje Laugerud	55	President and Chief Executive Officer—CIBER Europe	2003	—
Tony Hadzi	51	Senior Vice President U.S. Commercial Operations (West)	2001	—
Joseph A. Mancuso	62	Senior Vice President U.S. Commercial Operations (East)	1994	—
Archibald J. McGill*	77	Director	1998	Class III (2009)
James C. Spira	65	Director	1994 - 98 and 2002	Class I (2010)
George A. Sissel**	72	Director	2002	Class III (2009)
James C. Wetherbe	59	Director	2005	Class II (2011)
Paul A. Jacobs*	69	Director	2005	Class III (2009)
Stephen S. Kurtz	58	Director	2007	Class II (2011)

Bobby G. Stevenson	Mr. Stevenson is Chairman of the Board of Directors, a Class I Director and one of the founders of our Company. Mr. Stevenson served as Vice President in charge of our recruiting and management of the technical staff from 1974 until November 1977 when he became Chief Executive Officer. As Chief Executive Officer from 1977 to 1998, he was responsible for all of our operations. Mr. Stevenson has been a member of our Board of Directors since its inception.

Mac J. Slingerlend	Mr. Slingerlend is a Class II Director and serves us as Chief Executive Officer, President and Secretary. Mr. Slingerlend joined us in January 1989 as Executive Vice President and Chief Financial Officer and was first elected as a director in 1994. He was promoted to President and Chief Operating Officer in 1996, elected Chief Executive Officer in March 1998 and Secretary in August 1998. Prior to 1989, Mr. Slingerlend spent 15 years in the banking industry, primarily as a commercial lender, and five years in corporate financial positions in the cable television and hospitality industries. Mr. Slingerlend became a director of the board of the Mountain States Employers Council in 2005.
Peter H. Cheesbrough
Mr. Cheesbrough joined us as Executive Vice President and Chief Financial Officer in October 2007 and was elected Treasurer in February 2008. He is a Class I Director and has been since November 2002. He also served as Chairman of the Audit Committee from November 2002 until October 2007. Prior to joining us, Mr. Cheesbrough was Vice President and General Manager of Navigant Biotechnologies, LLC and, from 2002 to 2005, was Navigant Biotechnologies' Chief Financial Officer. From 1985-2000, Mr. Cheesbrough held several senior financial management positions with Quovadx, Inc. and Echo Bay Mines Ltd. Before 1985, he served in executive financial positions with two Canadian public companies and prior to that, Mr. Cheesbrough was an audit and tax manager for Coopers & Lybrand (now PricewaterhouseCoopers) in England and Canada. From 1996 until 2006, Mr. Cheesbrough served on the board of directors of Health Grades, Inc., where he was a member of both the Audit and Compensation Committees. He is a member of the Institute of Chartered Accountants in Alberta and a Fellow of the Institute of Chartered Accountants in England and Wales.
Terje Laugerud
Mr. Laugerud joined us as President and Chief Executive Officer of CIBER Europe in January 2003 following our acquisition of ECsoft Group plc. From 1994 to 2000, Mr. Laugerud was the Chief Executive Officer of ECsoft and a non-executive director until May 2002. Mr. Laugerud has over 20 years of experience in the information technology industry. He served on the boards of directors of CMA Asset Management ASA (Norway) and Heliogruppen AS (Norway) from 2001 to 2005 and on the board and Compensation Committee of MySQL AB (Sweden) from 2001 to 2006.
Tony Hadzi
Mr. Hadzi, whose full name is Antonios Hadziathanassiou, joined us in October 1999 as a sales manager and he is currently our Senior Vice President U.S. Commercial Operations (West). Prior to joining us, he established the North American subsidiary for the South African information technology services company, Q Data, and served as President of that company in the USA from 1994 to 1999. Before this USA business venture, Mr. Hadzi served as Senior Vice President leading the Johannesburg business unit of Q Data Consulting. He also served in senior executive positions for three Q Data subsidiaries. Mr. Hadzi was one of the first members of the startup consulting company, DATA TRUST (PTY) Ltd., which later became the founding company of Q Data. He worked there as senior technical consultant on major development projects in all aspects of systems integration and development.

Joseph A. Mancuso	Mr. Mancuso, our Senior Vice President U.S. Commercial Operations (East), joined CIBER through our acquisition of CPU, Inc. in May 1994 where he served as Vice President. Since that time, Mr. Mancuso has held numerous executive positions with us including Divisional Vice President, Regional Vice President and President of Custom Solutions Operations.
Archibald J. McGill*
Mr. McGill has been a Class III Director since September 1998. He has been nominated to stand for re-election at this Annual Meeting to fill one of the upcoming Class III vacancies. Mr. McGill has served in executive capacities at IBM and AT&T and was President of Rothschild Venture Capital. He is on the boards of directors of several small high-technology companies. From 1985 to the present, Mr. McGill has been the President of Chardonnay, Inc., a venture capital investment company.
James C. Spira
Mr. Spira has been a Class I Director since March 2002. Mr. Spira previously served as a director of our Company from September 1994 until October 1998. Mr. Spira currently serves as non-executive chairman of the board of enlight Advisors, LLC, a Cleveland, Ohio privately-held management consulting firm specializing in corporate strategy. From July 2003 until September 2008, Mr. Spira served as non-executive chairman of the board of Brulant, Inc., a Cleveland, Ohio privately-held information services firm. He served as a director of Brulant from 1997 to 2008. Mr. Spira serves on the board of directors of Jackson-Hewitt, Inc. where he is also a member of the Audit and Compensation Committees. Mr. Spira served as president and chief operating officer of American Greetings Corporation from 2001 until his retirement in July 2003. From 1995 to 2001, he was managing partner of Diamond Technology Partners, Inc., a Chicago, Illinois-based management consulting firm providing program management services to design and deploy technology-enabled business strategies. From 1974 to 1991, Mr. Spira was co-founder, president and chief executive officer of Cleveland Consulting Associates, an operations and systems management consulting firm doing business with multi-national companies.
George A. Sissel**
Mr. Sissel became a Class III Director in May 2002. Mr. Sissel has chosen not to stand for re-election at this Annual Meeting and he will be retiring from the Board effective at the end of the 2009 Annual Meeting. Mr. Sissel was the Chairman and Chief Executive Officer of Ball Corporation, where he served as a director and a member of the Finance and Audit Committees until April 2007. Mr. Sissel joined Ball Corporation in 1970, assumed the positions of President and Chief Operating Officer in 1994 and Chairman of the Board in 1996. Mr. Sissel served as the Chairman of the Board of the University of Colorado Foundation and on advisory boards at the University of Colorado at Boulder and the University of Colorado at Denver. He also serves on the board of the Colorado Association of Commerce and Industry.

James C. Wetherbe, PhD	Dr. Wetherbe has been a Class II Director since February 2005. From July 1993 to July 2006, Dr. Wetherbe was a director of Best Buy Co., Inc. where he served as chair of their Long Range and Strategic Planning Committee and as a member of their Nomination Committee. In September 2006, Dr. Wetherbe became a member of the board of directors of the Sandia Motorsports Park and, in 2007, a member of the board of directors of Bizdio. From 1993 to 2000, Dr. Wetherbe was the FedEx Professor of Excellence in MIS at the University of Memphis, a Professor of MIS and Director of the MIS Research Center at the University of Minnesota from 1980 to 2000 and a Professor of MIS at the University of Houston from 1977 - 1980. Dr. Wetherbe is currently the Bobby G. Stevenson Chaired Professor of Information Technology and Executive Director for Internet Buyer Behavior at Texas Tech University. He has held this position since 2000 when the professorship was created and Texas Tech selected him to fill the Chair. In addition, Dr. Wetherbe has held several positions in the information industry as a Chief Information Officer, consultant and account manager. He is an internationally known author of 25 books and speaker on the use of computers and information systems to improve organizational performance and competitiveness.
Paul A. Jacobs*
Mr. Jacobs has been a Class III Director since February 2005. He has been nominated to stand for re-election at this Annual Meeting to fill one of the upcoming Class III vacancies. Mr. Jacobs is a founding partner in the law firm of Jacobs Chase Frick Kleinkopf & Kelley LLC, a Denver mid-size law firm formed in 1995. Mr. Jacobs was the driving force behind Denver's 1990 Major League Baseball Expansion bid and served as Executive Vice President and General Counsel of the Colorado Rockies from the inception of the franchise in 1991 through February 1995. Prior to that, Mr. Jacobs practiced at the Denver law firm of Holme Roberts & Owen for 24 years, representing a variety of businesses and entrepreneurs in corporate finance, mergers and acquisitions, business planning and real estate matters. Mr. Jacobs is currently a director of the American Jewish Committee and of the Colorado Sports Hall of Fame.
Stephen S. Kurtz
Mr. Kurtz has been a Class II Director since his election to the Board in December 2007 and re-election in May 2008. He serves as Chairman of the Audit Committee. Mr. Kurtz is a Co-Managing Member of Mankwitz Kurtz Investments, LLC, a Denver-based private equity firm, which he formed in 2001. In 2008, Mr. Kurtz formed Kurtz Financial, LLC, a consulting firm specializing in restructuring, turnarounds and M&A advisory services. From 1978 to 2001, he was President of the CPA firm of Shenkin, Kurtz Baker & Co. Mr. Kurtz is a certified public accountant. He is also a member of the board and Chairman of the Audit and Finance Committee of HCA-HealthOne in Denver and a member of the community board of Wells Fargo Colorado, N.A.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        In November 2006, our Board adopted a written policy that requires the Audit Committee to review any financial transactions, arrangements or relationships which exceed $120,000 in which we are a participant and a related party (as defined in Rule 404(b) of Regulation S-K under the Exchange Act) has a direct or indirect interest. Audit Committee approval of any related party transaction will depend on whether or not the transaction is fair and beneficial to us. Our related party transaction policy is in addition to the conflict of interest policy found in our Code of Business Conduct and Ethics. The Audit Committee was not presented with any proposed related party transactions during 2008. In connection with our February 20, 2009 offering of 8,000,000 shares of the Company's Common Stock, our Chairman, Bobby Stevenson, proposed to purchase 200,000 shares in the offering. The Audit Committee discussed and evaluated the proposed purchase and determined that the terms and conditions of the purchase were fair to the Company and its stockholders and that the purchase was in our best interest. Accordingly, the Audit Committee approved Mr. Stevenson's purchase, provided that the purchase was at the price and on the same terms and conditions at which the underwriters sold the common stock to other purchasers in the offering.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that our directors, executive officers and persons who beneficially own greater than 10% of a registered class of our equity securities file initial reports of ownership and changes in ownership of such securities with us and the Commission. Based solely upon our review of copies of the Section 16(a) reports we have received and written representations from reporting persons, we believe that during the year ended December 31, 2008, all of our directors, executive officers and greater than 10% beneficial owners were in compliance with their filing requirements except that one grant of stock options to Mr. Archibald McGill dated September 15, 2008 was not reported on a timely-filed Form 4 but was subsequently reported on a Form 4 filed September 24, 2008. In addition, both Mr. Tony Hadzi and Mr. Joseph Mancuso, due to administrative oversight, incorrectly reported beneficial ownership on Form 3s that were timely filed on January 10, 2008. Those errors were subsequently corrected on Form 5s filed on February 4, 2009.

CORPORATE GOVERNANCE PRACTICES

        The Board met four times in 2008 in regularly scheduled quarterly meetings. Each director, including incumbents, participated either in person or by telephone conference in at least 75% of all the 2008 board meetings and committee meetings (of which such director was a member). Each director attended the Annual Meeting of Stockholders last year. Each director is expected to attend the Annual Meeting this year. We have a regularly scheduled Board meeting on the same day as the Annual Meeting of Stockholders each year, and all directors generally attend both meetings.

Corporate Governance

        We have had informal governance standards in place since our inception in 1974 that have evolved to accommodate our growth over the years and changing governance practices. Our Board has adopted formal Corporate Governance Principles (the "Principles") to address matters of corporate governance including, but not limited to, Board composition and leadership, Board member qualifications, compensation, tenure and succession, Board organization, term and age limits, service on additional public company boards and audit committees and committee operation and responsibilities. Board members are also subject to the requirements of CIBER's Code of Business Conduct and Ethics (the "Code") which includes, among other things, a conflict of interest policy. In addition, in November 2006, the Board adopted a policy with respect to Related Party Transactions, as discussed in more detail above. The Principles, Code and Related Party Transaction Policy can be found on our website at www.ciber.com under "Investor Relations," or you may request a copy by writing to us at CIBER, Inc., 6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, Colorado 80111, Attention: Investor Relations.

Executive Sessions

        Our non-management directors meet regularly in executive session without management. The executive sessions are chaired by the chairman of the Nominating/Corporate Governance Committee. The executive sessions are held in conjunction with each regularly scheduled Board meeting.

Communicating with the Board of Directors

        Any Stockholder or other interested party who wishes to contact our Board of Directors or any individual director may do so by following the procedures set forth on our website at www.ciber.com under "Investor Relations, Corporate Governance, Communications with the Board."

Independence

        At least a majority of the members of the Board and all members of the Board's Compensation, Audit and Nominating/Corporate Governance Committees must be independent for purposes of Section 303A of the Listed Company Manual of the NYSE. The Board has determined that directors Mr. Bobby Stevenson, Mr. Paul Jacobs, Mr. James Spira, Mr. Archibald McGill, Dr. James Wetherbe and Mr. Stephen Kurtz are "independent" pursuant to the standards identified on our website at www.ciber.com under "Investors Relations, Corporate Governance."

        Applying the NYSE standards listed in Section 303A, the Board has further determined that, with respect to their Committee assignments for 2009, Mr. Kurtz, Mr. Jacobs, and Mr. McGill have the requisite independence to serve as members of our Audit Committee under both the Exchange Act and NYSE requirements, that Mr. Spira, Mr. McGill and Dr. Wetherbe have the requisite independence to serve as members of our Compensation Committee and that Mr. Jacobs, Mr. Spira and Dr. Wetherbe have the requisite independence to serve as members of our Nominating/Corporate Governance Committee. Mr. Stevenson is not a member of any of the committees.

Code of Business Conduct and Ethics

        Our Code of Conduct is applied consistently to all employees and has been a prominent part of the Employee Handbook for several years. The Board of Directors has adopted a Code of Conduct and Business Ethics (the "Code") that applies to all employees but that has specific requirements for executive and senior financial officers with respect to the ethical standards and obligations relevant to accounting and financial reporting. The Code contains procedures for reporting suspected violations of the Code and references the Audit Committee procedure for the reporting of questionable accounting or auditing matters or other concerns about accounting and auditing matters. A copy of the Code, as well as the Audit Committee Procedures for reporting concerns about accounting or auditing matters, can be found on our website at http://www.ciber.com under "Investor Relations," or you may request a copy by writing to us at CIBER, Inc., 6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, Colorado 80111, Attention: Investor Relations. If a waiver from the Code is granted to an executive officer or director, the nature of the waiver will be disclosed on our website, in a press release or in a current report on Form 8-K.

Committees

        The Board has three standing committees: Compensation, Nominating/Corporate Governance and Audit. Membership in those committees for 2008 is set forth below.

2008 COMMITTEE MEMBERSHIP
Standing Committees of the Board	Director	Audit	Compensation	Nominating/ Corporate Governance
	B. Stevenson	—	—	—
	M. Slingerlend	—	—	—
	P. Cheesbrough	—	—	—
	A. McGill	X	X	—
	J. Spira	—	Chair	—
	G. Sissel	X	—	Chair
	P. Jacobs	X	—	X
	J. Wetherbe	—	X	X
	S. Kurtz	Chair	—	—

NOMINATING/ CORPORATE GOVERNANCE COMMITTEE	The principal responsibilities of the Nominating/Corporate Governance Committee are to identify and nominate qualified individuals to serve as members of the Board, or to nominate candidates to fill such other positions as may be deemed necessary and advisable by the Board. In addition, the Nominating/Corporate Governance Committee is responsible for establishing our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, as well as evaluating the Board and its processes. The members of the 2008 Nominating/Corporate Governance Committee were Mr. Sissel (Chairman), Mr. Jacobs and Dr. Wetherbe. The Nominating/Corporate Governance Committee met once in 2008.
NOMINATING/ CORPORATE GOVERNANCE COMMITTEE CHARTER

The Nominating/Corporate Governance Committee's Charter can be found at www.ciber.com/cbr under "Corporate Governance" or is available in print, free of charge, upon request to us. The Board believes that our directors must bring the skill mix and experience necessary to perform the Board of Directors' oversight function effectively. Identification of prospective Board members is done by a combination of methods, including studying other boards, word-of-mouth in industry circles, inquiries of outside professionals and recommendations made to us. When considering candidates for director, the Nominating/Corporate Governance Committee takes into account a number of factors including, but not limited to, the following:

	•	Experience with acquisitions
	•	Experience in marketing and sales
	•	Knowledge of our industry
	•	Experience with finance, accounting, internal audit and other financial matters
	•	Respect for the fiduciary responsibilities of directors to Stockholders
	•	Leadership skills
	•	Demonstration of sound business judgment
	•	Global perspective

•	Interpersonal effectiveness
•	Personal integrity
•	The number of other boards and committees on which a candidate serves

When the Nominating/Corporate Governance Committee is recruiting Board members to serve on a designated committee, the Committee also takes into account skills and experience specific to that committee. For example, Audit Committee members must be financial experts and/or financially literate.

The Nominating/Corporate Governance Committee will consider nominees recommended by the Stockholders applying the criteria described above and in accordance with the process outlined below. Please also refer to the section entitled "Stockholder Proposals for our 2010 Annual Meeting" located on page 5 for information related to Stockholder nominations.

As provided in our February 25, 2009 bylaw amendment, Stockholders entitled to vote at an Annual Meeting of our Stockholders may make nominations for the election of directors only if written notice of the Stockholder's intent to make such a nomination or nominations has been given, either by personal delivery or by U.S. mail to our Secretary no later than 90 days and no earlier than the close of business on the 120th calendar day prior to the preceding Annual Meeting (in this case May 4, 2010) with respect to an election to be held at an Annual Meeting of the Stockholders or the close of business on the tenth day following the date on which notice of a special meeting is first given to Stockholders for an election to be held at a special meeting of Stockholders. No such nominations were received for the 2009 Annual Meeting.

A Stockholder's notice to the Secretary shall set forth:
(i)

as to each person whom the Stockholder proposes to nominate for election as a director: (A) the name, age, business address and residence address of such person; (B) the principal occupation or employment of such person (present and for the past five (5) years; (C) the class or series and number of shares of our capital stock which are owned beneficially and of record by such person; (D) a questionnaire (provided by us to the stockholder upon request) completed by the nominee that, among other things, inquires into such person's independence; (E) such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (F) any other information relating to such person that would be required to be disclosed or other filings required to be made in connection with a solicitation of proxies for election of directors in an election contest, or is otherwise required, in such case pursuant to and in accordance with Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and

(ii)

as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf each a proposal or nomination is made: (A) the name and record address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner, if any, on whose behalf a proposal or nomination is made, (B) the class or series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, if any, as well as whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short positions or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such stockholder or any such beneficial owner with respect to any share of stock of the Corporation, (C) a complete and accurate description of any agreement, arrangement or understanding between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any other person or persons in connection with such nomination or proposal and the name and address of any other person or persons known to the stockholder or such beneficial owner to support such nomination or proposal, (D) a complete and accurate description of any option, warrant, convertible security or a settlement payment or mechanism at a price related to any class or series of capital stock of the Corporation, whether or not settled in cash or in securities of the Corporation, directly or indirectly owned by such stockholder or beneficial owner or such affiliate or associate, (E) a complete and accurate description of any agreement, arrangement or understanding (including without limitation any short positions, profits interests, hedging transactions, borrowed or loaned shares) that has been entered into or made as of the date of the stockholder's notice by, or on behalf of, such stockholder and such beneficial owner or such affiliate or associate, if any, the effect or intent of which is to mitigate loss to or manage risk of stock prices changes for, or to increase the voting power of, such stockholder or beneficial owner with respect to shares of capital stock of the Corporation, (F) a description of all arrangements or understandings, including, without limitation, between such stockholder and beneficial owner or such affiliate or associate, if any, and each proposed nominee and any other person or persons (G) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting, (H) a representation whether such stockholder or such beneficial owner or such affiliate or associate, if any, or associates, intends or is part of a group which intends (y) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to elect the nominee or pass the proposal and/or (z) otherwise to solicit proxies from stockholders in support of such proposal nomination, and (I) any other information relating to such person that would be required to be disclosed or other filings required to be made in connection with a solicitation of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, (J) a representation that the stockholder will update the information set forth in clauses (A) through (E) above as of the record date for the meeting by delivery of written notice to the Corporation promptly following the later of the record date or public announcement of the record date;
Notwithstanding anything in the Bylaws to the contrary:
(i)

No person shall be eligible for election by the stockholders as a director of the Corporation unless nominated in accordance with the procedures set forth in the Bylaws. The presiding officer at a meeting may, if the facts warrant, determine and declare to the meeting that the nomination was defective and not properly brought before the meeting in accordance with the provisions of the Bylaws, and if he should so determine, he shall declare to the meeting that such defective nomination shall be disregarded.

(ii)

In the event that the number of directors to be elected to the board of directors of the Corporation at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased board of directors at least one hundred (100) days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by the Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

AUDIT COMMITTEE

The principal responsibilities of the Audit Committee are: (1) engaging and overseeing the work of the independent auditor including the execution of the engagement letter and review of the audit plan; (2) reviewing the independence, internal quality control procedures and performance of the auditors and the qualifications of the key audit partner and audit managers; (3) overseeing the documentation, evaluation and testing of our system of internal controls; (4) establishing our policy on provision of non-audit services; (5) pre-approving all audit and permitted non-audit services provided to us; (6) establishing the Committee's procedure for receiving and reviewing complaints regarding accounting, internal controls and auditing matters; (7) discussing policies and guidelines with respect to financial risk exposure and management; (8) receiving reports from the auditor and reviewing with the auditor critical accounting policies and practices, alternative treatments of financial information that have been discussed with management and the effectiveness of internal controls and any material written communications between the auditor and our management; (9) reviewing Management's Discussion and Analysis and our annual audited financial statements and periodic reports that include financial statements prior to filing or distribution; (10) discussing, generally, all financial press releases, other financial information and earnings guidance provided to analysts and rating agencies; (11) reporting to the Board with respect thereto; (12) reviewing and approving any related party transactions pursuant to our Related Party Transaction Policy and (13) determining and approving the compensation of the independent auditor. The members of the 2008 Audit Committee were Mr. Kurtz (Chairman), Mr. Jacobs, Mr. McGill and Mr. Sissel. The Audit Committee met eight times during 2008.
Audit Committee Charter	The Audit Committee Charter is available for review on our website at www.ciber.com/cbr under "Corporate Governance" or is available in print, free of charge, upon request to us.
"Audit Committee Financial Expert" and Financial Literacy

The Board has determined that, although other members of the Audit Committee may also qualify, Mr. Stephen Kurtz qualifies as an "audit committee financial expert" pursuant to Item 407(d) of Regulation S-K. The Board has also determined that each of the members of the Audit Committee is financially literate consistent with the requirements of the NYSE.

Report of the Audit Committee*

The Audit Committee of the Board assists the Board in fulfilling its responsibilities for financial reporting compliance by reviewing the audited financial statements, reviewing the system of internal controls that management and the Board of Directors have established and reviewing the overall audit process. The Audit Committee, in its capacity as a Committee of the Board, is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm, and has:

• reviewed and discussed the 2008 audited financial statements separately and jointly with management and with Ernst & Young LLP ("E&Y"), our independent registered public accounting firm;
•

provided oversight and advice to management with respect to the documentation, testing and evaluation of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations, received periodic updates provided by management and E&Y and reviewed a report on the effectiveness of our internal control over financial reporting;

•

discussed with E&Y the matters required by the Statement on Auditing Standards No. 61, "Codification of Statements on Auditing Standards," AU§380, as modified or supplemented by the Auditing Standards Board of the American Institute of Certified Public Accountants or the Public Company Accounting Oversight Board (PCAOB);

•

received the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB for independent auditor communications with the Audit Committee, as the same may be modified or supplemented, and has discussed with E&Y its independence; and

•

considered whether the auditor's provision of non-audit services is compatible with independence and concluded that the services rendered by E&Y are compatible with maintaining the principal accountant's independence because no fees were billed for services other than audit, audit-related or tax services.

Based upon this review and the discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008, and that this report be included in the Proxy Statement on Schedule 14A for the 2009 Annual Meeting of Stockholders.

By the Audit Committee:
Stephen S. Kurtz, Chairman Paul A. Jacobs Archibald J. McGill George A. Sissel

*
This section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of ours under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION COMMITTEE

The principal responsibilities of the Compensation Committee are: (1) to define our philosophy, policies and procedures regarding executive compensation; (2) to administer and approve awards under our 2004 Incentive Plan (a stock-based plan) and to administer the Employee Stock Purchase Plan; (3) to review the performance of the Chief Executive Officer, Chief Financial Officer and the other Named Executive Officers (collectively, "NEOs"); (4) to recommend annual salary, cash bonuses and equity awards for the NEOs to our Board for approval; (5) to make recommendations regarding non-employee director compensation and (6) to review the Compensation Discussion and Analysis and recommend its inclusion in the Annual Report on Form 10-K and the Proxy Statement on Schedule 14A. The members of the Compensation Committee for 2008 were Mr. Spira (Chairman), Mr. McGill and Dr. Wetherbe. The Compensation Committee met two times during 2008.

Compensation Committee Charter	The Compensation Committee Charter is available for review on our website at www.ciber.com/cbr under "Corporate Governance" or is available in print, free of charge, upon request.
Compensation Committee Process

The Compensation Committee meets as often as necessary to perform its duties and responsibilities. Mr. Spira, our Compensation Committee Chair, works with our Chief Executive Officer ("CEO") to establish the meeting agenda. The Compensation Committee typically meets with the CEO and, where appropriate, with outside advisors. The Compensation Committee also meets in executive session without management. The Compensation Committee reviews materials in advance of each meeting including financial reports on year-to-date performance against business plans, calculations and reports on achievement of individual and corporate performance goals and objectives, performance of our competitive reference group, information about option grants under our performance-based option grant programs, NEO equity compensation and information about equity compensation dilution.

The Compensation Committee annually reviews the performance of and determines salary, bonus and equity compensation for the CEO and determines performance and award targets for the next fiscal year. The Compensation Committee also annually reviews and approves the salary, bonuses and equity compensation for the CFO and the other NEOs and determines performance award targets for the next fiscal year based on the recommendations of the CEO, who plays a significant role in evaluating the performance of and setting the performance targets for these individuals. The Compensation Committee has delegated authority to the CEO for the execution of the option grant programs.

The Compensation Committee charter grants the Compensation Committee direct authority to hire and fire advisors and compensation consultants for the Committee. In February 2005, the Compensation Committee retained the services of Mercer Human Resources Consulting and, in February 2007, retained the services of HCC, Inc., in both cases to evaluate and make recommendations regarding the compensation of our Chief Executive Officer, as discussed more fully in the Compensation Discussion and Analysis section of this Proxy Statement. The Compensation Committee continues to work with HCC on various compensation-related matters on an as-needed basis.

The Compensation Committee's process begins with reviewing and approving the performance targets for each NEO as recommended by the CEO and establishing the CEO's performance targets. The Compensation Committee determines the appropriateness of the financial and non-financial measures used for incentive compensation. It also reviews compensation levels for the CEO and NEOs for internal pay equity and reasonableness relative to the publicly-available information of the companies in our defined competitive reference group. The Compensation Committee periodically reviews performance against the objectives and, generally in the first quarter of the fiscal year, determines actual cash bonus and equity compensation payouts against targets, as well as objectives and compensation targets for the coming year.

Compensation Committee Report*

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and based on the review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee:
James C. Spira, Chairman Archibald J. McGill James C. Wetherbe

*
This section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of ours under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

        Compensation Committee Interlocks and Insider Participation.    There were no Compensation Committee interlocks in 2008. In 2008, the Compensation Committee of our Board of Directors consisted of James C. Spira, Archibald J. McGill and James C. Wetherbe. None of these directors has ever been an officer or employee of ours. No current executive officer of ours has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding beneficial ownership of our Common Stock at March 6, 2009 (unless noted otherwise), and stock options exercisable for shares of Common Stock within 60 days of such date, held by (i) each person or group of persons known by us to own beneficially more than 5% of the outstanding Common Stock, (ii) each of our directors and nominees for director, (iii) each Named Executive Officer (as identified under "Executive Compensation" below) and (iv) all our Named Executive Officers and directors as a group. All information is taken from or based upon ownership filings made by such persons with the Commission and other information provided by such persons to us. Unless otherwise indicated, the Stockholders listed below have sole voting and investment power with respect to the shares reported as owned. None of these shares have been pledged. On March 6, 2009, there were 67,808,488 shares of Common Stock outstanding.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Officers and Directors
	Bobby G. Stevenson(2)	5,705,287	8.41%
	Mac J. Slingerlend(3)	2,506,404	3.58%
	Peter H. Cheesbrough(4)	104,512	*
	Tony Hadzi(5)	111,459	*
	Joseph A. Mancuso(6)	236,767	*
	Terje Laugerud(7)	263,250	*
	Archibald J. McGill(8)	53,231	*
	James C. Spira(8)	69,075	*
	George A. Sissel(8)	83,704	*
	James C. Wetherbe(8)	88,166	*
	Paul A. Jacobs(8)	51,542	*
	Stephen S. Kurtz(8)	19,913	*
	All directors and Named Executive Officers as a group (12 persons)(9)	9,293,310	13.59%
5% Beneficial Owner
	Bobby G. Stevenson(2) c/o CIBER, Inc., 6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, CO 80111	5,705,287	8.41%
	Dimensional Fund Advisors LP(10) Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746	5,255,470	8.75%
	Barclays Global Investors, N.A.(11)
	Barclays Global Fund Advisors 400 Howard Street, San Francisco, CA 94105
	Barclays Global Investors, LTD Murray House, 1 Royal Mint Court, London, EC3N 4HH	4,553,606	7.58%
	Pzena Investment Management, LLC(12) 120 West 45th Street, 20th Floor, New York, NY 10036	3,016,841	5.02%

*
less than 1%

(1)
Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days of March 6, 2009 are treated as outstanding only for determination of the number and percent owned by such person. The calculation of percent owned by Dimensional,

  Barclays and Pzena are as of December 31, 2008. The number of shares outstanding as of December 31, 2008 was 60,084,618. The calculation of percent owned by our officers and directors, including Bobby G. Stevenson, are as of March 6, 2009. The number of shares outstanding as of March 6, 2009 increased significantly compared to year end due to a stock offering in February 2009. Consequently, the percentage ownership calculations between the officers and directors and the 5% beneficial owners other than Bobby G. Stevenson are not directly comparable.

(2)
Includes (i) options to purchase 28,000 shares of Common Stock exercisable within 60 days of March 6, 2009, (ii) shares held by the Bobby G. Stevenson Revocable Trust (the "Trust"), of which Mr. Stevenson is the Settlor, Trustee and Beneficiary and (iii) 117,553 shares of Common Stock held in a 401(k) account. Excludes 250,000 shares of Common Stock held in the Irrevocable First Stevenson Charitable Remainder Unitrust, of which shares Mr. Stevenson disclaims beneficial ownership.

(3)
Includes options to purchase 2,099,667 shares of Common Stock owned by Mr. Slingerlend and options to purchase 30,000 shares of Common Stock owned by Slingerlend Associates LLP exercisable within 60 days of March 6, 2009. Also includes 54,977 shares of Common Stock held in a 401(k) account and 10,417 restricted stock units ("RSUs") that will be released within 60 days of March 6, 2009.

(4)
Includes options to purchase 62,500 shares of Common Stock exercisable within 60 days of March 6, 2009 and 1,250 RSUs that will be released within 60 days of March 6, 2009 for Mr. Cheesbrough.

(5)
Includes options to purchase 98,875 shares of Common Stock exercisable within 60 days of March 6, 2009 and 958 shares of Common Stock held in a 401(k) account for Mr. Hadzi. Also includes 1,625 RSUs that will be released within 60 days of March 6, 2009.

(6)
Includes options to purchase 234,142 shares of Common Stock exercisable within 60 days of March 6, 2009 and 1,625 RSUs that will be released within 60 days of March 6, 2009 for Mr. Mancuso.

(7)
Includes options to purchase 220,000 shares of Common Stock exercisable within 60 days of March 6, 2009 and 3,250 RSUs that will be released within 60 days of March 6, 2009 for Mr. Laugerud.

(8)
Includes options to purchase 46,000, 49,000, 49,000, 35,000, 35,000 and 10,000 shares of Common Stock exercisable within 60 days of March 6, 2009 for Messrs. McGill, Spira, Sissel, Wetherbe, Jacobs and Kurtz, respectively.

(9)
Includes options to purchase 2,967,184 shares of Common Stock exercisable, and 18,167 RSUs that will be released, within 60 days of March 6, 2009.

(10)
On February 9, 2009, Dimensional Fund Advisors LP ("Dimensional") filed information on Schedule 13G with the Commission reporting investments as of December 31, 2008 as set forth above. We have relied solely upon filings with the Commission to provide the information herein. Dimensional, is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over our securities that are owned by the Funds. Dimensional indicated that, as of December 31, 2008, it had sole voting power over 5,166,136 shares and sole dispositive power for all 5,255,470 of the shares. However, all securities reported in its Schedule 13G are owned by the Funds and Dimensional disclaims beneficial ownership of such securities.

(11)
Includes information concerning Barclays Global Investors, N.A. ("BGI, N.A.") Barclays Global Fund Advisors ("BGFA") and Barclays Global Investors, LTD ("BGI, LTD"), (collectively "Barclays"). On February 5, 2009, BGI, N.A., BGFA and BGI, LTD filed information on Schedule 13G with the Commission reporting investments as of December 31, 2008 as set forth above. We have relied solely upon the filings with the Commission to provide the information herein. As of the date of the filing of the Schedule 13G, BGI, N.A. had sole voting power over 1,860,083 shares and sole dispositive power over 2,108,157 shares (3.51%). BGFA had sole voting power over 1,799,228 shares and sole dispositive power over 2,407,663 shares (4.01%). BGI, LTD had sole voting power over 3,200 shares and sole dispositive power over 37,786 shares (.06%).

(12)
Based solely on information in a Schedule 13F, as of December 31, 2008, filed with the Commission on February 17, 2009, by Pzena Investment Management, LLC ("Pzena") reporting investments as set forth above. We have relied solely upon the filings with the Commission to provide the information herein. Pzena had sole voting power for 2,291,966 shares and sole dispositive power for all 3,016,841 shares.

COMPENSATION OF DIRECTORS

        Our Board periodically reviews and establishes the compensation of our non-employee directors based on recommendations from our Compensation Committee in consultation with our CEO. In setting director compensation we review, among other things, director compensation surveys in publications for boards of directors and the publicly-available data of our competitive reference companies.

        The non-employee directors are paid in a combination of cash, options and shares of our Common Stock pursuant to a director compensation program last modified February 21, 2007. Each director receives a $30,000 all cash annual retainer. In addition, under our 2004 Incentive Plan, each non-employee director receives a non-statutory option to purchase 20,000 shares of Common Stock upon election to the Board of Directors and an option to purchase 5,000 shares of Common Stock on each anniversary of election to the Board of Directors. The initial option grant vests in equal annual installments over two years and expires 10 years from the date of grant. Anniversary option grants made prior to January 1, 2008 vest fully after one year and expire 10 years from the date of grant. Anniversary option grants made since the beginning of 2008 vest fully after one year and expire 5 years from the date of grant. The 2004 Incentive Plan further provides that non-employee directors receive shares of our Common Stock valued at approximately $2,500 for each Board and Annual Meeting attended and valued at approximately $1,500 for each committee meeting attended with the number of shares determined by the closing price of our Common Stock on the day of each meeting. Additionally, the non-employee directors that serve as chairpersons of the Audit, Compensation and Nominating/Corporate Governance committees receive annual retainers of our Common Stock valued at approximately $15,000, $10,000 and $5,000, respectively. Compensation expense for grants of Common Stock to non-employee directors was $153,000 for 2008. Such expenses are included in our total recorded share-based compensation costs.

        We reimburse our directors for travel and lodging expenses incurred in connection with their attendance at directors' and Stockholders' meetings and at other Company-sponsored events. We also make long-term care insurance available to directors and/or their spouses, as well as to certain executive officers. Directors may participate at their option. The cost to us depends on the age of the director and/or spouse electing to participate but ranges from $3,923 to $5,138 per participating director per year. Except as set forth below for Mr. Stevenson, directors receive no perquisites other than long-term care insurance, which did not reach the $10,000 disclosure threshold.

 2008 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)(4)	All Other Compensation ($)		Total ($)
Bobby G. Stevenson	30,000	9,994	13,536	28,579	(5)	82,109
Paul A. Jacobs	30,000	21,977	7,102	—		59,079
Archibald J. McGill	30,000	23,474	14,514	—		67,988
George A. Sissel	30,000	26,972	11,478	—		68,450
James C. Spira	30,000	21,488	7,258	—		58,746
James C. Wetherbe	30,000	11,491	7,102	—		48,593
Stephen S. Kurtz	30,000	36,969	25,758	—		92,727

(1)
This column represents the all cash annual retainer.

(2)
This column represents the dollar amount recognized for shares of our Common Stock granted to directors for all Board, Annual and committee meeting fees and Board committee chairperson annual retainers for fiscal 2008. For meeting fees, the number of shares issued depends on the closing price of our Common Stock on the date of the meeting. For Board meeting fees, each director received 510 shares at $4.90 per share on February 27, 2008, 416 shares at $6.00 per share on April 29, 2008, 348 shares at $7.18 per share on July 29, 2008 and 500 shares at $5.00 per share on October 29, 2008. For Audit Committee meeting fees, each committee member received 319 shares at $4.69 per share on February 8, 2008, 306 shares at $4.90 per share on February 27, 2008, 311 shares at $4.82 per share on April 22, 2008, 250 shares at $6.00 per share on April 29, 2008, 235 shares at $6.38 per share on July 21, 2008, 184 shares at $8.12 per share on August 20, 2008, 256 shares at $5.84 per share on October 20, 2008 and 300 shares at $5.00 per share on October 29, 2008. For Compensation Committee meeting fees, each committee member received 318 shares at $4.71 per share on February 25, 2008. The Nominating/Corporate Governance Committee did not conduct any meetings separate from Board meetings during 2008. In addition, Mr. Sissel, Mr. Spira and Mr. Kurtz received additional shares for serving as chairpersons of the Nominating/Corporate Governance Committee, Compensation Committee and Audit Committee, respectively. Mr. Sissel received 409 shares at $6.11 per share on January 1, 2008 and 372 shares at $6.71 per share on July 1, 2008. Mr. Spira received 818 shares at $6.11 per share on January 1, 2008 and 745 shares at $6.71 per share on July 1, 2008. Mr. Kurtz received 1,227 shares at $6.11 per share on January 1, 2008 and 1,117 shares at $6.71 per share on July 1, 2008.

(3)
The aggregate number of outstanding option awards for each non-employee director as of December 31, 2008, was as follows: Mr. Stevenson 33,000 options, Mr. Jacobs 35,000 options, Mr. McGill 51,000 options, Mr. Sissel 49,000 options, Mr. Spira 49,000 options, Dr. Wetherbe 35,000 options and Mr. Kurtz 25,000 options. The amounts presented in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with Statement of Financial Accounting Standards No.123(R) (excluding any impact of assumed forfeitures) for awards pursuant to the CIBER, Inc. 2004 Incentive Plan. Unless otherwise indicated, the amounts presented here are for option awards granted during fiscal year 2008 or 2007. Assumptions used in the calculation of expense for 2008 and 2007 option awards are included in Note 11 to the Consolidated Financial Statements in our 2008 Annual Report on Form 10-K. Our 2008 Annual Report on Form 10-K was filed with the Commission on March 5, 2009.

(4)
The grant date fair values of option awards granted during fiscal year 2008 were as follows: Mr. Stevenson $9,737, Mr. Jacobs $5,737, Mr. McGill $11,623, Mr. Sissel $8,354, Mr. Spira $5,713, Dr. Wetherbe $5,737 and Mr. Kurtz $7,595.

(5)
All Other Compensation for Mr. Stevenson includes country club dues and related expenses in the amount of $11,440, long-term care insurance in the amount of $5,139 and secretarial and administrative assistance in the amount of $12,000.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

        We compensate our senior leadership through a combination of programs designed not only to attract, retain and motivate our executives but also to reward extraordinary performance and contribution to achievement of key strategic goals that are intended to enhance overall stockholder value. Compensation programs for our CEO, CFO and other Named Executive Officers (collectively, "NEOs") are determined considering the revenue and profit, geographic scale and business model complexity for which an NEO has responsibility, along with the position, responsibilities and performance of an individual NEO. In addition, we consider the publicly-available compensation information of the executive officers of our competitor companies and, while publicly-available information from competitive reference group companies is not used as a final determination of compensation level, we continue to use such information to confirm that our compensation levels are reasonable and will allow us to remain competitive in the employment market.

        Our compensation setting process consists of annually establishing individual base salaries, annual cash bonus targets and equity compensation targets. Cash bonus and equity compensation targets are tied to achievement of measurable corporate and business unit performance goals and objectives, primarily related to revenue and net operating income growth. We seek to maintain internal pay equity based on the premise that total compensation should be higher for individuals with greater responsibility and ability to impact the achievement of our strategic objectives. We also consider the deductibility of compensation for tax purposes under Section 162(m) of the Internal Revenue Code; however, we may approve a compensation plan that does not qualify for the deduction if we determine it is in our best interests to do so.

        Stock Ownership Guidelines.    We are also committed to encouraging stock ownership by our senior executive officers. Accordingly, our Compensation Committee has adopted a stock ownership policy that requires our senior executive officers to own at least 1,000 shares of our Common Stock and 100,000 stock options and our directors to own at least 5,000 shares of our Common Stock and 25,000 stock options. Our officers are expected to meet these guidelines within one year of employment and directors are expected to meet the guidelines within one year of election to the Board of Directors. Officers and directors are expected to hold stock options and Common Stock for at least six months after acquisition. Directors and senior executive officers are prohibited by our Insider Trading Policy from trading our Common Stock on margin or otherwise hedging their positions in our Common Stock.

        Compensation Consultants.    In February 2007, the Compensation Committee retained the services of an independent third-party compensation consultant, HCC, Inc. of Boulder, Colorado ("HCC"), to evaluate and make recommendations regarding the compensation of our CEO, and to review the compensation program structure for other NEOs. The Compensation Committee instructed HCC to identify an appropriate competitive reference group, to analyze competitive compensation levels and practices within that group, to recommend methodologies for valuing long-term incentives and total direct compensation, to analyze competitive practices and to present the results and recommendations to the Compensation Committee. HCC analyzed compensation levels, reviewed tax and accounting implications and considered the impact of equity dilution and overhang, as well as stockholder perspectives and sound governance principles. HCC met individually with members of our Board of Directors and the CEO to articulate our compensation philosophy and objectives and define the appropriate competitive reference group and the markets in which we compete. HCC's key findings were that the CEO's base compensation was reasonably competitive, but that the total compensation (salary, bonus and option grant value) was below market levels. HCC's initial recommendations were reviewed and adjusted by the Compensation Committee and our Board of Directors and the CEO's 2008 salary and cash bonus compensation were set accordingly. HCC continued to consult with the Compensation Committee during 2008 and into 2009 about a long-term incentive program for our senior leadership and about confirming the appropriateness of our competitive reference group. HCC is not providing any services other than those described herein.

        Benchmark Data.    The Compensation Committee analyzes compensation data from a competitive reference group to help us confirm that we provide industry-competitive salaries and other compensation. Although the Compensation Committee considers other factors in setting compensation, competitive reference group data is an important factor and the Compensation Committee targets total compensation for the NEOs in median range for total compensation for the competitive reference group, with adjustments made for NEOs who may have responsibility levels or duties that differ from comparable positions at the reference companies. For fiscal 2007, the Compensation Committee selected a competitive reference group that offered information technology services similar to ours. These companies had revenues between $300 million and $3.4 billion and were all public companies that disclose executive compensation information. In 2008, HCC identified a competitive reference group of companies similar in terms of industry (the companies selected provide business consulting and solutions, systems integration, managed services and applications development), geographic areas served, customer base and complexity. Their median last fiscal year revenue was $1.4 billion, with revenues ranging from $400 million to $3.4 billion. The companies included BearingPoint, Inc., Keane, Inc., MAXIMUS, Inc., MPS Group, Inc. and Perot Systems Corporation, as our 2007 competitive reference group did, but also included Acxiom Corporation, CACI International, Inc., CGI Group, Inc., Cognizant Technology Solutions Corporation, Covansys Corporation, Inc., Man Tech International Corporation, Sapient Corporation and SRA International, Inc. For 2009, our competitive reference group still includes Acxiom Corporation, CACI International, Inc., CGI Group, Inc., MAXIMUS, Inc., MPS Group Inc., Perot Systems Corporation, Sapient Corporation and SRA International, Inc. In addition, we have included MICROS Systems, Inc. and Savvis Inc. These companies have revenues for the last fiscal year that range from $675 million to $2.9 billion and all but one are Russell 2000 companies. Their median last fiscal year revenue was approximately $1.45 billion. Due to industry consolidation through acquisitions, going-private transactions, and bankruptcies, or because of business dissimilarities, we have eliminated BearingPoint, Inc., Cognizant Technology Solutions Corporation, Covansys Corporation, Keane, Inc. and Man Tech International Corporation from our competitive reference group.

Elements of Executive Compensation

        Our executive compensation is performance-driven and consists of the following components: (1) base salary, (2) annual cash bonus opportunities and (3) equity compensation awards. The base salary and annual cash bonuses, as well as the potential for equity awards, are provided for in each NEO's annually-renewable employment agreement. The design of our total cash compensation allocates approximately 55 - 65% to base salary and approximately 35 - 45% to compensation in the form of cash bonus opportunities. Equity compensation awards have historically been in the form of stock options although equity compensation also included restricted stock units in 2008. The actual mix of salary, cash bonus and equity compensation with respect to each NEO is subject to the nature of the specific business for which each NEO is responsible and the judgment of the Compensation Committee in consultation with the CEO. We believe this mix supports our pay-for-performance philosophy and is appropriate to provide each executive with a competitive base salary and sufficient "at-risk" compensation to drive performance against objectives.

        Other than considering internal pay equity, we have not adopted a policy with regard to the relationship of the compensation paid to our NEOs. Differences between the compensation of our NEOs generally reflect differences in the scope of authority and responsibility for the relevant positions held by the NEOs. In addition, the exercise of discretion and judgment by the Compensation Committee to account for unique, individual circumstances, changes in the market for executive talent or in our strategic goals and other factors impacts the mix of actual compensation. As a result, establishing total compensation is not merely a formulaic process.

        We have modified our philosophy for target bonus compensation from achievement of business plan targets in 2008 to levels of achievement for 2009 relative to 2008's actual results, believing there is more of a direct correlation to stockholders' goals for year-to-year improvement than performance to business plans, which is more indirect. We believe that the performance targets we have set do not, however, encourage management to take inappropriate or unnecessary risks but rather encourage fiscal responsibility for the Company as a whole.

  Base Salary

        In determining base salaries, we consider the NEO's position and responsibilities, qualifications and experience, goals and responsibilities, comparable salaries at our competitive reference group, past performance, prior year(s) compensation and internal pay equity. Base salaries are reviewed annually and adjusted from time to time, if necessary, to align them with changes in the factors noted above. The Compensation Committee sets the salary for the CEO, and reviews and approves the salaries for the other NEOs based on recommendations from the CEO and its own assessment of the factors listed above. The following table reflects the adjustments made to the base salaries of the NEOs for the 2009 fiscal year (beginning January 1, 2009) consistent with the philosophy and principles discussed above. The adjustments to base salary also gave consideration to the general decline in global economic conditions and the steps that the Company has taken to reduce overhead expenses including, unfortunately, the need to lay off employees.

Three-Year Base Salary Table

Name	Title	2007 Base Salary	2008 Base Salary	2009 Base Salary
Mac J. Slingerlend	President & CEO	$600,000	$630,000	$630,000
Peter H. Cheesbrough*	Executive VP & CFO	$351,000	$351,000	$351,000
Tony Hadzi	Senior VP—U.S. Commercial Operations (West)	$270,000	$300,000	$315,000
Joseph A. Mancuso	Senior VP—U.S. Commercial Operations (East)	$282,500	$300,000	$306,000
Terje Laugerud**	President & CEO—CIBER Europe	$347,500	$414,600	$432,400

*
Mr. Cheesbrough began employment October 31, 2007. His base salary is annualized for 2007.

**
Mr. Laugerud is paid in GBP. His 2009 base salary is stated at a conversion rate of approximately 1 GBP to 1.84 U.S. Dollar, which is the average conversion rate for 2008. His 2007 and 2008 base salary amounts have been re-stated at the same conversion rate.

  Annual Cash Bonus Compensation

        The Compensation Committee believes cash incentives for NEOs that are contingent upon corporate or business unit performance align the NEOs' interests with those of our stockholders. The Compensation Committee approves the annual cash bonus compensation opportunities for all NEOs which include two aspects: (1) an Annual Cash Bonus Award for performance to set targets with an associated Ancillary Cash Award for performance beyond the targets set and (2) the Special Bonus Program discussed more fully below. The Annual Cash Bonus Award is based largely on quantitative targets such as revenue, EBITA/NOI, tax rate achieved and accounts receivable day's sales outstanding but also includes a qualitative component. The Ancillary Cash Award associated with the Annual Cash Bonus Award and the Special Bonus Program awards are tied to achievement over and above the targets set under the Annual Cash Bonus Award for revenue and NOI with the Special Bonus Program targets set even tighter than the Ancillary Cash Award targets. Percentages of the total award are allocated to each target and include a range of payouts from a minimum to a maximum of the targets

        As in 2008, the 2009 Annual Cash Bonus Award targets for Mr. Slingerlend and Mr. Cheesbrough are based on total company revenue growth and company EBITA (Earnings Before Interest, Taxes and Amortization) growth. Mr. Cheesbrough's bonus targets also include, to a lesser extent, tax rate achieved and accounts receivable day's sales outstanding. Annual Cash Bonus Award targets for Mr. Hadzi, Mr. Mancuso and Mr. Laugerud are based primarily on business unit revenue and net operating income (NOI) and, to a lesser extent, on accounts receivable day's sales outstanding for Messrs. Hadzi and Mancuso and European tax rate achieved for Mr. Laugerud. In addition, we have identified important qualitative attributes we expect our NEOs to demonstrate that include development of people, leadership, teamwork and dedication to our performance. In connection with the Annual Cash Bonus Award plan, we also provide an Ancillary Cash Award for achievement of revenue and EBITA (or NOI) targets that are over plan targets at 100%. The weighting of the various performance objectives may vary from year to year as necessary to focus senior leadership on what is most important in the upcoming year. Objectives and targets may be adjusted based on unforeseen circumstances, past difficulties and future challenges. Each fiscal year, the CEO proposes objectives and targets for each NEO for the coming fiscal year based on the annual business plans. Bonus targets are set that align with each objective. Annual Cash Bonus Award and Ancillary Cash Award payments are calculated based on performance against the targets set for that fiscal year. We believe that the 2008 Annual Cash Bonus Award targets were set fairly. To illustrate the point, the Company's Commercial and European Divisions exceeded their targets, but the other three divisions did not meet their targets. While not indicative of future results, overall payouts against targeted payouts were approximately 50-55% in 2008, which would indicate that the targets are difficult to achieve.

        In addition to our Annual Cash Bonus Award and associated Ancillary Cash Award program, the Board also implemented a 2008 Special Bonus Program, a cash bonus program in which our NEOs and other senior leadership participate. The Special Bonus Program was aimed at achieving targets for business unit revenue and NOI that were set even tighter than the targets for the Annual Cash Bonus Award and Ancillary Cash Award program and were less likely to be achieved than the business plan targets without a significant amount of additional effort by all participants in this Special Bonus Program.

  Fiscal 2008 Annual Cash Bonus Awards

        The criteria for the 2008 Annual Cash Bonus Award for our NEOs on their various targets, established by the Compensation Committee, were as set forth in the table below.

2008 Annual Cash Bonus Award Targets

Name	Revenue Target Percentage*	EBITA/ NOI Target Percentage	Accounts Receivable Day's Sales Outstanding	Tax Rate Target Percentage	Discretionary Percentage
Mac J. Slingerlend	40%	40%	—	—	20%
Peter H. Cheesbrough	35%	35%	10%	5%	15%
Tony Hadzi	33%	42%	10%	—	15%
Joseph A. Mancuso	33%	42%	10%	—	15%
Terje Laugerud	35%	45%	—	5%	15%

*
Revenue and EBITA/NOI target for Messrs. Slingerlend and Cheesbrough are Company targets. Revenue and EBITA/NOI targets for Messrs. Hadzi, Mancuso and Laugerud are business unit targets.

        The following table reflects the principal 2008 targets of revenue and net operating income and payout percentages on those targets under the Annual Cash Bonus Award program:

	Messrs. Slingerlend and Cheesbrough		Messrs. Hadzi and Mancuso		Mr. Laugerud
2008 Target	Company Revenue	Company EBITA	U.S. Commercial Revenue	U.S. Commercial NOI	Europe Revenue	Europe NOI
Payout at 100% of Plan (100%)	100%	100%	100%	100%	100%	100%
Minimum Payout (25%)	96%	89%	95%	94%	95%	84%

        No bonus payments for a particular target are made if less than the minimum target is achieved and the maximum target has to be achieved for a 100% payout on that target.

  Fiscal 2008 Ancillary Bonus Awards

        The 2008 Ancillary Bonus Award associated with the Annual Cash Bonus Award was based on the revenue and EBITA/NOI targets set forth in the above table. The target incentive set for Mr. Slingerlend provided him with the opportunity to earn an additional cash bonus of $2,500 for each 1/2% the Company exceeded the 100% business plan target for revenue and $2,500 for each 1% EBITA exceeded the 100% business plan target for EBITA. Similarly, Mr. Cheesbrough had the opportunity to earn an additional $1,500 for every 1/2% the Company was over the 100% business plan target for revenue and $1,500 for every 1% the Company was over 100% business plan target for EBITA. Messrs. Hadzi and Mancuso had the opportunity to earn an additional $2,500 for each $0.5 million that each exceeded the 100% business unit plan target for revenue and $5,000 for each $0.25 million that each exceeded the 100% business unit plan target for NOI. Mr. Laugerud had the opportunity to earn an additional £1,250 for every $0.5 million his business unit achieved over the 100% business plan target for revenue and £2,500 for every $0.25 million the business unit achieved over the 100% business plan target for NOI.

  Fiscal 2008 Special Bonus Program

        The 2008 Special Bonus Program, established by the Compensation Committee, was capped at $1 million in payouts. The Special Bonus Program targets were allocated 30% to revenue and 70% to NOI. The payouts ranged from a minimum payout of 20% of the 30% of the Program allocated to revenue if 96% of the business unit revenue target was achieved to 100% of the 30% allocated to revenue if 100% of the business unit revenue target was achieved. Payouts under this Program for business unit NOI ranged from 25% of the 70% allocated to the NOI target at achievement of 90% of the NOI target to 100% of the 70% allocated to the NOI target at achievement of 100% of the NOI target. Messrs. Hadzi, Mancuso and Laugerud were eligible for an additional 25% bonus payment of the business unit award if their business unit revenue targets set under this Program were achieved. Mr. Slingerlend and Mr. Cheesbrough also participated in this program, earning 12% and 8%, respectively, of amounts earned by the other NEOs. Approximately 50% of the amounts available under the 2008 Special Bonus Program were paid out to eligible recipients. As noted below, the total cash bonus compensation awarded to Messrs. Hadzi, Mancuso and Laugerud reflected the fact that their business units exceeded the performance targets set for both revenue and NOI, largely because the shift away from staffing work towards more solutions-oriented work helped achieve this better performance.

  Fiscal 2008 Cash Award Payments

        The table below sets forth the total cash bonus compensation the Compensation Committee awarded to our NEOs pursuant to the Annual Cash Bonus Award and its associated Ancillary Cash Award and the Special Bonus Program for fiscal year 2008. These awards are also set forth in the

Summary Compensation Table on page 36 under the heading "Non-Equity Incentive Plan Compensation" and under the "Bonus" column.

2008 Actual Cash Award Payments

Name	2008 Annual Cash Bonus Target Award* ($)	2008 Actual Annual Cash Bonus Award ($)	Actual Annual Cash Bonus Award as a % of Target (%)	2008 Actual Ancillary Cash Award ($)	2008 Actual Special Bonus Program Award ($)	2008 Total Actual Cash Award ($)
Mac J. Slingerlend	472,500	283,500	60	12,900	59,000	355,400
Peter H. Cheesbrough	200,000	130,000	65	22,745	39,000	191,745
Tony Hadzi**	162,500	162,095	100	172,500	25,625	360,220
Joseph A. Mancuso**	162,500	162,095	100	172,500	25,625	360,220
Terje Laugerud***	207,300	329,950	159	308,800	26,250	665,000

*
The Annual Cash Bonus Target Award does not include Ancillary Cash Award and Special Bonus Program Award target amounts because such amounts cannot be calculated until actual year end results are known.

**
During 2008, Messrs. Hadzi and Mancuso were also eligible to receive bonus payments in connection with a U.S. Commercial division plan by which senior level managers could receive bonuses for particular types of newly secured business of specified minimum dollar values. In that regard, Mr. Hadzi received an additional cash bonus of $7,500 and Mr. Mancuso received an additional cash bonus of $12,500 which amounts are not included in the total actual cash award reflected in this table.

***
Mr. Laugerud's target and actual incentive awards are calculated at an average 2008 foreign exchange conversion rate of approximately 1 GBP to 1.84 U.S. Dollar.

  Fiscal 2009 Annual Cash Bonus Award Targets

        The criteria for the 2009 Annual Cash Bonus Award targets for all NEOs approved by the Compensation Committee are substantially the same as last year except that these targets are set as a percentage increase against actual 2008 results. The Annual Cash Bonus Award targets for our CEO and NEOs are set forth in the table below. No bonus payments for a particular target will be made if less than the minimum threshold target is achieved and the maximum target must be achieved for a 100% payout on that target.

 2009 Annual Cash Bonus Award Targets

Name	Revenue Target Percentage*	EBITA/ NOI Target Percentage*	Accounts Receivable Day's Sales Outstanding Target	Tax Rate Target Percentage	Discretionary Percentage
Mac J. Slingerlend	25%	40%	—	—	35%
Peter H. Cheesbrough	25%	40%	10%	5%	20%
Tony Hadzi	25%	35%	10%	—	30%
Joseph J. Mancuso	25%	35%	10%	—	30%
Terje Laugerud	30%	40%	—	5%	25%

*
Revenue and EBITA/NOI target for Messrs. Slingerlend and Cheesbrough are Company targets. Revenue and EBITA/NOI targets for Messrs. Hadzi, Mancuso and Laugerud are business unit targets.

        The following table reflects the principal 2009 Annual Cash Bonus Award targets of revenue and EBITA/NOI and payout percentages on those targets for the NEOs. The targets are set as a percentage increase against actual 2008 results. This change reflects a modification in the Company's philosophy from prior years with respect to setting such business plan targets and, to some extent, addresses vagaries in business planning estimates. No NEO is guaranteed a bonus payment.

	Mr. Slingerlend and Mr. Cheesbrough		Mr. Mancuso and Mr. Hadzi		Mr. Laugerud
2009 Target	Company Revenue	Company EBITA	U.S. Commercial Revenue	U.S. Commercial NOI	Europe Revenue	Europe NOI
Payout at 100% of Plan (100%)	103.0%	110.0%	103.0%	108.0%	104.0%	106.0%
Minimum Payout (25%)	100.0%	101.0%	100.0%	98.0%	95.0%	95.0%

        The total Annual Cash Bonus Award compensation, assuming 100% of all applicable revenue, EBITA, NOI, tax rate, accounts receivable day's sales outstanding and qualitative targets are achieved, are potentially as follows: Mr. Slingerlend $525,000, Mr. Cheesbrough $227,500, Mr. Hadzi $185,000, Mr. Mancuso $175,000 and Mr. Laugerud $257,320 (at a conversion rate of 1 GBP to 1.84 U.S. Dollar). The Annual Cash Bonus Target Award does not include the Ancillary Cash Award and Special Bonus Program Award target amounts because such amounts cannot be calculated until actual year end results are known.

  Fiscal 2009 Ancillary Cash Award Targets

        For the 2009 Ancillary Cash Award opportunity associated with the Annual Cash Bonus Award, Mr. Slingerlend and Mr. Cheesbrough each can earn an additional $5,000 and $3,000, respectively, for each 1/2% the Company is over 100% of target for revenue and an additional $10,000 and $6,000, respectively for each 1/2% the Company is over 100% of the EBITA/NOI target. Mr. Hadzi and Mr. Mancuso also have the opportunity to earn an Ancillary Cash Award of an additional $2,500 for each 1/2% that revenue exceeds 100% of the business unit target and $4,000 for every 1/2% that business unit NOI exceeds 100% of the business unit target. Mr. Laugerud can earn an additional ancillary cash bonus of £2,500 for every 1/2% that the business unit exceeds 100% of the business target for revenue and £5,000 for every 1/2% that the business unit exceeds its EBITA/NOI target. These 2009 target bonuses are 8 - 14% higher than the 2008 target bonuses because of our desire to focus our senior management on continued revenue and NOI growth. We believe that the 2009 annual cash compensation targets may be more difficult to achieve than our 2008 targets, and achieving such targets will require significant effort for our NEOs given the current business and economic environment and the degree of competition that the Company faces.

  Fiscal 2009 Special Bonus Program

        The Compensation Committee has also approved a 2009 Special Bonus Program similar to the Special Bonus Program implemented in 2008 but capped at $1.2 million in payouts. Potential payouts under this program range from a minimum payout of 30% of the 50% of the Program allocated to the revenue target at 95% achievement of the business unit revenue target under this Program to a 100% payout at 100% achievement. Potential payouts under this Program for business unit NOI range from 50% of the 50% of the Program allocated to the NOI target at achievement of 90% of the NOI target to 100% at 100% achievement. Messrs. Hadzi, Mancuso and Laugerud are also eligible for an additional 25% bonus payment if the business unit targets set under this Program are achieved. Messrs. Slingerlend and Cheesbrough are eligible to participate in this Program and can earn 12% and 8%, respectively, of the amounts that are earned by the others under the Program.

        We have no policy to recover payments if the relevant performance measures upon which they are based are restated or otherwise adjusted. We will review the need for such a policy as appropriate.

Equity Incentive Program

        Historically, we have awarded NEOs non-qualified stock options as our form of equity compensation and as our primary vehicle for long-term incentive compensation. We believe that our stock option program has focused management on driving operating performance in a way that improves stockholder value while our vesting features encourage retention. We have two stock-based programs for our NEOs that are annually approved by our Board of Directors: (1) a quarterly performance-based program (the "Quarterly Equity Incentive Program") in which our NEOs other than our CEO participate and (2) in 2008, a newly-adopted long term equity incentive program (the "LTIP") in which all our NEOs participate that incorporates both stock options and restricted stock units (RSUs) awarded on achievement of certain levels of performance as discussed more fully below.

        Stock options and RSUs are granted from the CIBER, Inc. 2004 Incentive Plan which was approved by our Stockholders and incorporates, among others, the following features: (1) the term of the grant does not exceed 10 years; (2) the grant price is not less than the market price on the date of the grant and (3) re-pricing of options is prohibited unless approved by the stockholders. The size and nature of equity grants to our NEOs are determined by the Compensation Committee, or our CEO pursuant to authority delegated to him by the Compensation Committee. Company and business unit targets are established annually and approved by the Compensation Committee. Like our cash incentive compensation programs, awards pursuant to our equity compensation programs are tied to the achievement of pre-established performance targets for Company or business unit performance.

        Beginning in 2008, awards under our Quarterly Equity Incentive Program vest 50% over two years beginning on the date of the grant. The Compensation Committee or, pursuant to authority delegated to him by the Compensation Committee, the CEO, have the authority and have exercised that authority from time to time, to award discretionary options, generally based on exceptional performance. The vesting of discretionary options is determined at the time of the award and generally ranges from two to four years. Vesting periods are generally long enough to encourage executive retention and the preservation of stockholder value. In determining the number of options to be granted to all eligible employees, we have established a guideline to grant no more than 1 - 2% of shares outstanding per year and to limit overall grants to try and avoid creating an overhang of more than 12% of shares outstanding. In making awards to individual NEOs and, subject to the application of the Compensation Committee's judgment, we take into account the individual's position, scope of responsibility, ability to affect profits and stockholder value and the individual's past and present performance.

        We have reviewed our historical stock option grants to our NEOs and are confident in the integrity of our stock option granting process. We do not grant discretionary options to NEOs during a trading blackout period under our Insider Trading Policy or when in the possession of material non-public information that we believe may affect stock price. Quarterly Equity Incentive Program grants, which are generally formulaic in implementation, are not intentionally timed around public announcements but may be granted whether or not quarterly earnings have been publicly released.

        Early in 2008, our Board of Directors considered a new approach to a long-term equity incentive program for our NEOs and other members of senior leadership. On April 29, 2008, the Board of Directors adopted the CIBER, Inc. Long-Term Incentive Program (the "LTIP") and authorized grants to the individuals eligible to participate in the LTIP for the 2008 fiscal year. The purpose of the LTIP was to allow the Board of Directors to provide equity incentives to members of our leadership group through long-term awards in order to further incent growth of the long-term value of CIBER for its stockholders. The Board of Directors believes that the LTIP awards will directly link certain executive compensation opportunities with stockholder value creation. The total amount available for LTIP awards is capped each year based on the Board's or the Compensation Committee's determination, which includes the potential cost to the Company of the program. The LTIP awards consist of a mix of stock options and RSUs. In the design of the LTIP program, the Board employed both performance-based award criteria, including revenue and NOI components, and multi-year vesting of these equity incentive awards. Consequently, the options and the RSUs are both performance-vested and time-vested. The Board believes that performance vesting coupled with multi-year vesting focuses executive officers on consistent long-term growth of stockholder value and encourages retention.

        While we have not usually taken the performance of past equity awards into account when making new equity awards other than, at the discretion of the Compensation Committee, the occasional replacement of expired underwater options, our Compensation Committee continues to review our equity incentive programs to optimize their value as vehicles to incent and retain our leadership and to align their interests with the interests of our stockholders. The Compensation Committee is evaluating the implications for our equity compensation programs caused by decline in the Company's stock price and is aware that these implications will need to be balanced with equity burn rate, dilution and expense implications.

  Fiscal 2008 Quarterly Equity Incentive Program Awards

        For 2008, stock options under our Quarterly Equity Incentive Program were awarded on a formulaic basis for the achievement of pre-established performance-based business unit goals and objectives. Our NEOs, other than Mr. Slingerlend, were eligible for grants during 2008 pursuant to this Board-approved Quarterly Equity Incentive Program. Based on the judgment of the Compensation Committee, the NEOs may also receive discretionary stock option or RSU awards for exceptional performance or other contributions or to replace expiring underwater options.

        In 2008, and consistent with the Quarterly Equity Incentive Program, Messrs. Cheesbrough and Laugerud were eligible to receive 5,000 options per quarter provided that 95% of the Company and/or business unit revenue target and 90% of the EBITA target were met for that quarter. Messrs. Hadzi and Mancuso were eligible to receive 4,000 options per quarter provided that 95% of the business unit revenue target and 90% of the EBITA target were met for that quarter. The Compensation Committee approved 2008 stock option awards for Mr. Cheesbrough, Mr. Hadzi, Mr. Mancuso and Mr. Laugerud pursuant to this plan in amounts of 20,000, 16,000, 16,000 and 20,000 respectively(1). The options awarded were based on achievement of their quarterly goals during 2008 and represent all of the options that each could have been awarded in 2008 pursuant to this quarterly performance-based option program. Mr. Slingerlend did not participate in this quarterly stock option grant program; however, Mr. Slingerlend was awarded options under the LTIP as discussed below in early 2009.

(1)
Total 2008 grants include grants for performance during the last quarter of 2008 although such fourth quarter grants actually were made in January 2009.

  Fiscal 2008 Long-Term Equity Incentive Program Awards

        Participants in the 2008 LTIP program included Mr. Slingerlend, Mr. Cheesbrough, Mr. Hadzi, Mr. Mancuso and Mr. Laugerud. Other eligible participants include selected corporate employees and business unit leaders based primarily on the extent of their revenue or other leadership responsibilities. The target award value level for Mr. Slingerlend, our principal executive officer, was 1.25 times base salary. Target awards for all other participants, including Mr. Cheesbrough, Mr. Hadzi, Mr. Mancuso and Mr. Laugerud, were set based upon their respective business unit's past and future estimated overall revenue contribution and other responsibilities at CIBER. Equity incentives ultimately awarded under the 2008 LTIP were based on the Company financial performance for certain corporate employees and executives and the Company financial performance, as well as the performance of their respective business units for those participants who have business unit responsibility. The awards of both the stock options and RSUs that were made on the achievement of the performance criteria for 2008 are still subject to vesting in equal portions over a three-year period. The following table sets forth the NEOs' target and actual stock option and RSU awards for 2008. Approximately 53% of the available stock options and RSUs were awarded under the 2008 LTIP program for all eligible participants.

2008 LTIP Awards

Name	2008 Target Stock Option Award	2008 Actual Stock Option Award	2008 Target RSU Award	2008 Actual RSU Award
Mac J. Slingerlend	250,000	125,000	62,500	31,250
Peter H. Cheesbrough	30,000	15,000	7,500	3,750
Tony Hadzi	26,000	19,500	6,500	4,875
Joseph A. Mancuso	26,000	19,500	6,500	4,875
Terje Laugerud	52,000	39,000	13,000	9,750

  Additional Equity Grants

        During 2008, Mr. Hadzi and Mr. Mancuso also received awards of additional stock options in the amounts of 8,000 and 32,500, respectively, to replace options that had expired in 2007. The Board continues to be concerned that recent stock price changes left virtually all of the Company's long-term incentives in the form of stock options out-of-the-money, i.e., having no economic value. Hence, in November 2008, our Board approved special discretionary grants of RSUs to recognize the performance of our leadership, to compensate for declines in the value of previous equity grants and to incent employees and align their interests with shareholders as well as to begin a shift toward awarding more RSUs than stock options. In that regard, the Board authorized additional grants of RSUs to Mr. Slingerlend, Mr. Cheesbrough, Mr. Hadzi, Mr. Mancuso and Mr. Laugerud in the amounts of 24,000, 15,000, 18,000, 18,000 and 18,000, respectively.

  Fiscal 2009 Quarterly Incentive Award Targets

        Our NEOs, other than Mr. Slingerlend, are eligible to participate in the Board-approved Quarterly Incentive Award Program for 2009. In 2009, Messrs. Hadzi and Mancuso will again be eligible to receive 4,000 options per quarter and Messrs. Cheesbrough and Laugerud will be eligible to receive 5,000 options per quarter provided that 95% of the revenue target and 90% of the EBITA target are met for that quarter. Based on the judgment of the Compensation Committee, the NEOs may also receive discretionary stock option or RSU awards for exceptional performance or other contributions.

  Fiscal 2009 LTIP Award Targets

        All of our NEOs are eligible to participate in the 2009 LTIP program. Awards granted under the LTIP Program will be based on the achievement of performance to Company or business plan targets for revenue and NOI. For 2009, and consistent with our approach to setting the targets for our cash bonus compensation awards for 2009, the revenue and NOI targets reflect an increase over the actual performance on those targets in 2008. Stock options and RSUs under the 2009 LTIP will be awarded in a ratio of three stock options to one RSU and an award split that is based 50% on revenue results and 50% on NOI results. For a minimum award of 25%, revenue and NOI must be a minimum level of 2008 actual NOI performance. For the maximum 100% award, revenue and NOI must be a minimum increase over last year's revenue and NOI performance. The revenue and NOI targets for Messrs. Slingerlend and Cheesbrough are Company consolidated targets, and the targets for Messrs. Hadzi, Mancuso and Laugerud are business unit-based targets. Given the general economic conditions, we believe that these targets will be fairly difficult to achieve although not out-of-reach.

  Other Benefits

        Our health care insurance and other welfare and employee benefit programs are the same for all eligible employees, including our NEOs. Our NEOs also receive various modest personal benefit perquisites that we believe are consistent with their positions, the need for appropriate entertainment forums for customers and their roles in the community. We expect to continue to provide these perquisites. The perquisites may include physicals, membership in social and country clubs, life insurance and sporting event tickets and are more fully discussed in the Summary Compensation Table. To provide competitive salary and benefits to Mr. Laugerud, as is customary in Europe, Mr. Laugerud's employment agreement provides for an annual automobile allowance of $24,288 (calculated at 1 GBP to 1.84 U.S. Dollar).

Post-Termination Compensation and Benefits

  Employment and Change in Control Agreements

        Pursuant to their employment and change in control agreements, our NEOs may receive payments upon termination of employment other than for cause, or in the event of a change in control of the Company. We believe that reasonable severance benefits and payments upon a change in control are necessary components of a competitive pay package. Payments are appropriate in both instances given the period of time that may be necessary for an executive officer to find comparable employment following a termination or change in control. In addition, payments upon a change in control are appropriate because they provide stability and continuity of business leadership in a period of transition following a change in control, thus benefiting our stockholders.

        The severance benefits payable under the employment agreements vary somewhat from executive to executive and are more fully set forth in the Termination and Change in Control Payments table and narrative discussion below. Each executive is bound by a covenant not to compete with us or to solicit our employees for up to 18 months following termination and each executive is subject to liquidated damages for breach of these covenants. These provisions are also part of the change in control agreements. Severance payments are not in addition to change in control payments. We do not take potential payments pursuant to these agreements into account when determining our NEOs compensation because these agreements serve very specific purposes generally unrelated to annual compensation packages. Potential individual payments are determined based on what is common in the employment market for similar positions and with a view toward internal equity at the Company.

        The provisions for payments under the change in control agreements supersede any similar provisions in our executives' employment agreements in the event of a change in control. The payments include a multiple of salary and target annual cash bonus compensation, medical, life and disability and long-term care insurance premiums for up to 36 months following termination and one year of outplacement services. Two separate criteria must be met before payments are made upon a change in control. First, a change in control must occur as defined in the agreement and second, the executive must be terminated or constructively terminated. Accelerated vesting of an executive's equity compensation is at the judgment and discretion of our Board of Directors as the administrator of our 2004 Incentive Plan. In addition, terminated executives are entitled to receive any payments for which they would otherwise have been eligible under our 401(k) Savings Plan and, for Mr. Slingerlend, under his Salary Continuation Retirement Plan described below. Change in control payments are discussed in more detail in the Termination and Change in Control Payments table and narrative below.

  Retirement Plan

        On March 30, 1995, our Board of Directors approved a Salary Continuation Retirement Plan (the "Retirement Plan") for Mr. Slingerlend under which we will make certain post-employment payments to him or his designated beneficiaries, except in the event of a termination for cause. Our Board of Directors believed such a plan was appropriate to recognize Mr. Slingerlend's long-term efforts in our growth and success. The Compensation Committee approved changes to the Retirement Plan in 2008 as a result of the recommendations of the compensation consultant. Additional language changes were also made to comply with Section 409A of the Internal Revenue Code.

        The Retirement Plan provides that payments will be made at the rate of one year for each year that Mr. Slingerlend was an employee of the Company, not to exceed 20 years. Payment will begin after Mr. Slingerlend's termination of employment. Annual payment amounts will range from $190,000 at the present time to $200,000 per year, depending upon Mr. Slingerlend's age at the time of termination of employment. The Retirement Plan also provides that, should Mr. Slingerlend's employment terminate subsequent to a change in control of the Company, the payments will be $225,000 annually over a period not to exceed 20 years. Additional details are provided below in the Pension Benefits Table.

Summary Compensation Table Discussion

        Total actual cash bonus awards are reported in both the Bonus and Non-Equity Incentive Plan Compensation columns. The Bonus column includes that portion of the bonus award that is discretionary and the Non-Equity Incentive Plan Compensation column includes that portion of the award that is based on the targeted performance plan approved by the Compensation Committee at the beginning of the fiscal year.

        The Summary Compensation Table for the three most recent fiscal years is as follows:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)		Total ($)
Mac J. Slingerlend	2008	629,308		94,500		82,306		327,807		260,900		118,000	24,373	(3)	1,537,194
President & CEO	2007	599,327		49,000		N/A		444,603		261,896		266,000	24,342		1,645,168
	2006	565,000		105,000		N/A		208,210		115,699		130,000	30,042		1,147,842
Peter H. Cheesbrough	2008	351,000		30,000		12,866		54,073		161,745		—	2,850		612,534
EVP & CFO	2007	80,056	(4)	100,000	(4)	37,194	(4)	17,135		—		—	774		235,159
Tony Hadzi	2008	299,902		24,375		16,356		65,030		343,345		—	4,962		753,970
SVP Commercial (West)	2007	263,038		—		N/A		35,142		129,331		—	3,552		431,063
Joseph A. Mancuso	2008	299,902		24,375		16,356		88,788		348,345		—	4,584		782,350
SVP Commercial (East)	2007	285,142		—		N/A		26,761		187,061		—	4,584		503,548
Terje Laugerud	2008	414,000	(5)	31,000	(5)	28,272		82,099		634,000	(5)	—	30,912	(5)(7)	1,220,283
President & CEO Europe	2007	349,600	(5)	36,800	(5)	N/A		51,716	(6)	199,776	(5)	—	30,987	(5)	668,879
	2006	331,200	(5)	18,400	(5)	N/A		75,305	(6)	81,679	(5)	—	30,912	(5)	537,496

(1)
The amounts presented in these columns reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, in accordance with Statement of Financial Accounting Standards No. 123(R) (excluding any impact of assumed forfeitures), for awards pursuant to the 2004 Incentive Plan. Unless otherwise indicated, the amounts presented here are for stock or option awards granted during fiscal years 2008, 2007 or 2006. Assumptions used in the calculation of expense for 2008, 2007 and 2006 awards are included in Note 11 to the Consolidated Financial Statements in our 2008 Annual Report on Form 10-K, which was filed with the Commission on March 5, 2009.

(2)
Consists of amounts contributed under our 401(k) Savings Plan, amounts we pay for life insurance benefits and, in certain circumstances that are separately identified, the value of perquisites and other personal benefits with an aggregate value of at least $10,000. Savings Plan contributions for the year ended December 31, 2008, were $3,000 each for all officers in the above table, except for Mr. Cheesbrough, whose Savings Plan contribution was $1,818 and Mr. Laugerud, who does not participate in the Savings Plan. Life insurance premiums paid for the year ended December 31, 2008, were: Mr. Slingerlend $7,574, Mr. Cheesbrough $1,032, Mr. Mancuso $1,584 and Mr. Hadzi $1,962.

(3)
In addition to the items noted in footnote 2 above, this amount includes total perquisites for Mr. Slingerlend of $13,799 for the year ended December 31, 2008. Perquisites for 2008 consisted of expenses for long-term care insurance ($11,511) and the portion of country club membership fees and related country club expenses pertaining to Mr. Slingerlend's personal use ($2,288).

(4)
Amounts included in the table above reflect both Mr. Cheesbrough's compensation as an executive officer of the Company and as a Director of the Company prior to being hired as Chief Financial Officer in October 2007. Amounts paid to Mr. Cheesbrough in 2007 related to his director responsibilities included: $28,756 in cash related to a cash retainer paid semi-annually ($21,256) and a semi-annual payment for serving as chairperson of the Audit Committee ($7,500) which are reflected in the "Salary" column and stock awards totaling $37,194 for attendance at Board, Annual and committee meetings and a Common Stock award for serving as Chair of the Audit Committee. Additionally, Mr. Cheesbrough received a cash signing bonus when he became our Chief Financial Officer of $25,000 which is reflected in the "Bonus" column.

(5)
Amount is based on a conversion rate of 1 GBP to 1.84 U.S. Dollar.

(6)
$6,891 and $67,978 of these expenses recognized during fiscal years 2007 and 2006, respectively, relate to an option award granted during fiscal year 2003. The assumptions used in the calculation of expense for options granted in 2003 were as follows: expected term of 5.0 years, risk-free interest rate of 3.00%, volatility of 55% and a dividend yield of 0%.

(7)
Amounts include total perquisites for Mr. Laugerud of $30,912, consisting of expenses for pension plan contributions of $6,624 and an annual automobile allowance totaling $24,288.

Grants of Plan-Based Awards Table Discussion

        As discussed in the Compensation Discussion and Analysis section, option grants in 2007 to the CEO were, in part, based upon a study performed by a compensation consultant in 2005 which concluded the "equity-based, longer-term" incentive compensation to the CEO was potentially considered as less than competitive reference group companies. The grants to NEOs, other than the CEO, are formula driven against performance targets built around the business plans of the respective NEO.

        If an NEO is awarded the maximum number of options under his performance plan, the options for fourth quarter performance will be awarded during the first quarter of the following year.

2008 Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
							Estimated Possible Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)
										All Other Stock Awards: Number of Shares of Stock or Units (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Approval Date	Grant Date	Threshold ($)(2)		Target ($)(3)		Threshold (#)(4)	Maximum (#)(4)
Mac J. Slingerlend	N/A	N/A	47,250		472,500		—	—		—	—	—	—
	4/29/08	4/29/08	—		—		62,500	250,000		—	—	—	—
	4/29/08	4/29/08	—		—		15,625	62,500		—	—	—	—
	10/29/08	11/6/08	—		—		—	—		24,000	—	—	117,840
Peter H. Cheesbrough	N/A	N/A	5,000		200,000		—	20,000	(5)	—	—	—	—
	2/21/07	1/22/08	—		—		—	—		—	5,000	4.81	6,111
	2/25/08	4/18/08	—		—		—	—		—	5,000	4.98	6,737
	2/25/08	7/18/08	—		—		—	—		—	5,000	6.13	9,273
	2/25/08	10/14/08	—		—		—	—		—	5,000	5.78	11,315
	4/29/08	4/29/08	—		—		7,500	30,000		—	—	—	—
	4/29/08	4/29/08	—		—		1,875	7,500		—	—	—	—
	10/29/08	11/6/08	—		—		—	—		15,000	—	—	73,650
Tony Hadzi	N/A	N/A	8,125		162,500		—	16,000	(5)	—	—	—	—
	2/21/07	1/2/08	—		—		—	—		—	2,750	5.96	6,485
	2/25/08	4/18/08	—		—		—	—		—	4,000	4.98	5,390
	10/29/08	4/24/08	—		—		—	—		—	8,000	5.38	11,166
	2/25/08	7/18/08	—		—		—	—		—	4,000	6.13	7,418
	2/25/08	10/14/08	—		—		—	—		—	4,000	5.78	9,052
	4/29/08	4/29/08	—		—		3,250	26,000		—	—	—	—
	4/29/08	4/29/08	—		—		813	6,500		—	—	—	—
	10/29/08	11/6/08	—		—		—	—		18,000	—	—	88,380
Joseph A. Mancuso	N/A	N/A	8,125		162,500		—	16,000	(5)	—	—	—	—
	2/21/07	1/2/08	—		—		—	—		—	2,750	5.96	6,485
	2/25/08	4/18/08	—		—		—	—		—	4,000	4.98	5,390
	10/29/08	4/24/08	—		—		—	—		—	32,500	5.38	45,364
	2/25/08	7/18/08	—		—		—	—		—	4,000	6.13	7,418
	2/25/08	10/14/08	—		—		—	—		—	4,000	5.78	9,052
	4/29/08	4/29/08	—		—		3,250	26,000		—	—	—	—
	4/29/08	4/29/08	—		—		813	6,500		—	—	—	—
	10/29/08	11/6/08	—		—		—	—		18,000	—	—	88,380
Terje Laugerud	N/A	N/A	2,588	(6)	207,300	(6)	—	20,000	(5)	—	—	—	—
	2/21/07	1/22/08	—		—		—	—		—	5,000	4.81	6,111
	2/25/08	4/18/08	—		—		—	—		—	5,000	4.98	6,737
	2/25/08	7/18/08	—		—		—	—		—	5,000	6.13	9,273
	2/25/08	10/14/08	—		—		—	—		—	5,000	5.78	11,315
	4/29/08	4/29/08	—		—		6,500	52,000		—	—	—	—
	4/29/08	4/29/08	—		—		1,625	13,000		—	—	—	—
	10/29/08	11/6/08	—		—		—	—		18,000	—	—	88,380

(1)
Amounts represent the potential cash bonus amounts if the threshold or target payments were achieved for the fiscal 2008 performance period under the Company's Annual Cash Bonus Award only and do not reflect any estimated payouts for the Ancillary Cash Award or the Special Bonus Program Award because such amounts cannot be calculated until actual year end results are known. The Compensation Committee approved 2008 bonuses for the NEOs on February 25, 2008. See the 2008 Summary Compensation Table for those amounts.

(2)
Amounts shown in the threshold column are based on the assumption that each NEO meets the minimum business plan target for the smallest component within the Company's Annual Cash Bonus Award applicable to each respective executive.

(3)
In accordance with the Company's Annual Cash Bonus Award for NEOs, there is the possibility of receiving Ancillary Bonus Awards in the event that business plan targets for revenue and NOI are exceeded. Payments could be increased for Mr. Slingerlend by $2,500 for each additional 1/2% of revenue above business plan revenue and for each additional 1% of NOI above business plan NOI. Payments could be increased for Mr. Cheesbrough by $1,500 for each additional 1/2% of revenue above business plan revenue and for each additional 1% of NOI above business plan NOI, as well as by $5,000 for each additional 1/2% that the Company's tax rate is below business plan tax rate (with a cap of $15,000). Payments could be increased for Mr. Hadzi and Mr. Mancuso by $2,500 for each additional $0.5 million of revenue over business plan revenue and by $5,000 for each additional $0.25 million of NOI over business plan NOI. Payments for Mr. Laugerud could be increased by $2,300 for each additional $0.5 million of revenue over business plan revenue and $4,600 for each additional $0.25 million of NOI over business plan NOI, as well by $5,175 for each additional 1/2% that the Europe division's tax rate is below business plan tax rate (with a cap of $15,525). Amounts for Mr. Laugerud are calculated at an average 2008 foreign exchange conversion rate of approximately 1 GBP to 1.84 U.S. Dollar.

(4)
Amounts reported in the threshold and maximum columns for estimated payouts under equity incentive plan awards with an approval and grant date of 4/29/08 are reported in two lines. The top line, or the line with the larger numbers for the 4/29/08 grant, represents an estimated payout of options, and the bottom line, or the line with the smaller numbers for the 4/29/08 grant, represents an estimated payout of RSUs. These estimated payouts both related to the 2008 LTIP.

(5)
The attainment of these awards is determined on a quarterly basis after the prior quarter's results are known. Therefore, the grant of awards pertaining to the fourth quarter of 2008, if applicable, will be made during the first quarter of 2009.

(6)
Amount is based on an average 2008 foreign exchange conversion rate of approximately 1 GBP to 1.84 U.S. Dollar.

 Outstanding Equity Awards at Fiscal 2008 Year End

														Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(8)
			Option Awards									Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(8)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(8)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)
Mac J. Slingerlend	1/9/01	570,000	—		—		4.63	1/9/11	—		—	—		—
	10/30/01	30,000	—		—		6.15	10/30/11	—		—	—		—
	1/22/02	100,000	—		—		10.18	1/22/12	—		—	—		—
	7/29/02	100,000	—		—		5.02	7/29/12	—		—	—		—
	12/20/02	200,000	—		—		5.45	12/20/12	—		—	—		—
	4/29/08	—	—		62,500	(7)	6.00	4/29/13	—		—	15,625	(7)	75,156
	5/29/03	15,000	—		—		6.00	5/29/13	—		—	—		—
	6/9/04	20,000	—		—		8.78	6/9/14	—		—	—		—
	11/4/04	12,000	—		—		8.92	11/4/14	—		—	—		—
	12/20/04	25,000	—		—		9.40	12/20/14	—		—	—		—
	3/30/05	600,000	—		—		7.18	3/30/15	—		—	—		—
	2/23/06	156,000	44,000	(1)	—		5.86	2/23/16	—		—	—		—
	2/21/07	112,000	88,000	(2)	—		7.20	2/21/17	—		—	—		—
	11/6/08	—	—		—		—	—	24,000	(7)	115,440	—		—
Peter H. Cheesbrough	11/18/02	20,000	—		—		5.25	11/18/12	—		—	—		—
	1/22/08	—	5,000	(3)	—		4.81	1/22/13	—		—	—		—
	4/18/08	—	5,000	(3)	—		4.98	4/18/13	—		—	—		—
	4/29/08	—	—		7,500	(7)	6.00	4/29/13	—		—	1,875	(7)	9,019
	7/18/08	—	5,000	(3)	—		6.13	7/18/13	—		—	—		—
	10/14/08	—	5,000	(3)	—		5.78	10/14/13	—		—	—		—
	11/18/03	5,000	—		—		8.50	11/18/13	—		—	—		—
	11/18/04	5,000	—		—		8.74	11/18/14	—		—	—		—
	11/18/05	5,000	—		—		5.98	11/18/15	—		—	—		—
	11/20/06	5,000	—		—		7.11	11/20/16	—		—	—		—
	11/9/07	12,500	37,500	(4)	—		7.06	11/9/17	—		—	—		—
	11/6/08	—	—		—		—	—	15,000	(7)	72,150	—		—
Tony Hadzi	12/13/01	2,500	—		—		8.78	12/13/11	—		—	—		—
	12/13/02	3,750	—		—		6.15	12/13/12	—		—	—		—
	4/18/08	—	4,000	(3)	—		4.98	4/18/13	—		—	—		—
	4/24/08	—	8,000	(5)	—		5.38	4/24/13	—		—	—		—
	4/29/08	—	—		3,250	(7)	6.00	4/29/13	—		—	813	(7)	3,911
	7/18/08	—	4,000	(3)	—		6.13	7/18/13	—		—	—		—
	10/14/08	—	4,000	(3)	—		5.78	10/14/13	—		—	—		—
	12/10/03	2,250	—		—		8.44	12/10/13	—		—	—		—
	5/3/04	2,000	—		—		8.75	5/3/14	—		—	—		—
	11/4/04	1,500	—		—		8.92	11/4/14	—		—	—		—
	3/23/05	15,000	—		—		7.46	3/23/15	—		—	—		—
	4/1/05	3,000	—		—		7.17	4/1/15	—		—	—		—
	4/11/05	10,000	—		—		7.19	4/11/15	—		—	—		—
	7/1/05	3,000	—		—		8.00	7/1/15	—		—	—		—
	11/2/05	5,000	—		—		6.50	11/2/15	—		—	—		—
	11/4/05	3,000	—		—		6.16	11/4/15	—		—	—		—
	1/4/06	1,500	1,500	(4)	—		6.60	1/4/16	—		—	—		—
	4/3/06	3,000	—		—		6.45	4/3/16	—		—	—		—
	5/11/06	8,000	—		—		6.52	5/11/16	—		—	—		—
	7/3/06	3,750	—		—		6.58	7/3/16	—		—	—		—
	10/2/06	3,750	—		—		6.61	10/2/16	—		—	—		—
	1/3/07	1,875	1,875	(3)	—		6.72	1/3/17	—		—	—		—
	4/2/07	1,375	1,375	(3)	—		7.94	4/2/17	—		—	—		—
	7/2/07	1,375	1,375	(3)	—		8.26	7/2/17	—		—	—		—
	10/1/08	1,375	1,375	(3)	—		7.95	10/1/17	—		—	—		—
	1/2/08	—	2,750	(3)	—		5.96	1/2/18	—		—	—		—
	11/6/08	—	—		—		—	—	18,000	(7)	86,580	—		—

														Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(8)
			Option Awards									Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(8)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(8)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)
Joseph A. Mancuso	12/11/00	25,000	—		—		4.38	12/11/10	—		—	—		—
	6/30/06	4,000	—		—		6.59	6/30/11	—		—	—		—
	12/13/01	30,000	—		—		8.78	12/13/11	—		—	—		—
	5/6/02	24,333	—		—		6.51	5/6/12	—		—	—		—
	7/27/07	1,500	1,500	(6)	—		7.75	7/1/12	—		—	—		—
	7/29/02	18,934	—		—		5.02	7/29/12	—		—	—		—
	12/20/02	24,750	—		—		5.45	12/20/12	—		—	—		—
	4/18/08	—	4,000	(3)	—		4.98	4/18/13	—		—	—		—
	4/24/08	—	32,500	(5)	—		5.38	4/24/13	—		—	—		—
	4/29/08	—	—		3.250	(7)	6.00	4/29/13	—		—	813	(7)	3,911
	5/29/03	15,000	—		—		6.00	5/29/13	—		—	—		—
	7/18/08	—	4,000	(3)	—		6.13	7/18/13	—		—	—		—
	10/14/08	—	4,000	(3)	—		5.78	10/14/13	—		—	—		—
	12/10/03	8,000	—		—		8.44	12/10/13	—		—	—		—
	6/9/04	7,500	—		—		8.78	6/9/14	—		—	—		—
	11/4/04	3,500	—		—		8.92	11/4/14	—		—	—		—
	4/1/05	2,250	—		—		7.17	4/1/15	—		—	—		—
	7/1/05	2,250	—		—		8.00	7/1/15	—		—	—		—
	11/2/05	5,000	—		—		6.50	11/2/15	—		—	—		—
	11/4/05	3,000	—		—		6.16	11/4/15	—		—	—		—
	1/4/06	1,000	1,000	(4)	—		6.60	1/4/16	—		—	—		—
	4/3/06	1,000	—		—		6.45	4/3/16	—		—	—		—
	7/3/06	3,500	—		—		6.58	7/3/16	—		—	—		—
	10/2/06	3,000	—		—		6.61	10/2/16	—		—	—		—
	1/3/07	1,125	1,125	(3)	—		6.72	1/3/17	—		—	—		—
	4/2/07	1,375	1,375	(3)	—		7.94	4/2/17	—		—	—		—
	7/2/07	1,375	1,375	(3)	—		8.26	7/2/17	—		—	—		—
	10/1/07	1,375	1,375	(3)	—		7.95	10/1/17	—		—	—		—
	1/2/08	—	2,750	(3)	—		5.96	1/2/18	—		—	—		—
	11/6/08	—	—		—		—	—	18,000	(7)	86,580	—		—
Terje Laugerud	4/9/06	5,000	—		—		6.82	4/19/11	—		—	—		—
	7/19/06	5,000	—		—		6.55	7/19/11	—		—	—		—
	10/19/06	4,000	—		—		7.21	10/19/11	—		—	—		—
	1/25/07	2,000	2,000	(3)	—		6.45	1/25/12	—		—	—		—
	4/18/07	2,500	2,500	(3)	—		8.05	4/18/12	—		—	—		—
	7/17/07	2,500	2,500	(3)	—		8.18	7/17/12	—		—	—		—
	10/17/07	2,500	2,500	(3)	—		7.76	10/17/12	—		—	—		—
	1/22/08	—	5,000	(3)	—		4.81	1/22/13	—		—	—		—
	2/6/03	112,500	—		—		4.80	2/6/13	—		—	—		—
	4/18/08	—	5,000	(3)	—		4.98	4/18/13	—		—	—		—
	4/29/08	—	—		6,500	(7)	6.00	4/29/13	—		—	1,625	(7)	7,816
	5/29/03	8,000	—		—		6.00	5/29/13	—		—	—		—
	7/18/08	—	5,000	(3)	—		6.13	7/18/13	—		—	—		—
	10/14/08	—	5,000	(3)	—		5.78	10/14/13	—		—	—		—
	12/10/03	7,000	—		—		8.44	12/10/13	—		—	—		—
	5/3/04	7,500	—		—		8.75	5/3/14	—		—	—		—
	10/1/04	10,000	—		—		7.52	10/1/14	—		—	—		—
	11/4/04	5,000	—		—		8.92	11/4/14	—		—	—		—
	5/6/05	5,000	—		—		7.82	5/6/15	—		—	—		—
	11/2/05	4,000	—		—		6.50	11/2/15	—		—	—		—
	11/4/05	2,500	—		—		6.16	11/4/15	—		—	—		—
	1/3/07	6,250	18,750	(4)	—		6.72	1/3/17	—		—	—		—
	11/6/08	—	—		—		—	—	18,000	(7)	86,580	—		—

(1)
Stock options vest initially at the rate of 8.5% monthly, with vesting dates of 3/23/06, 4/23/06, 5/23/06 and 6/23/06; as well as vest annually at the rate of 22%/year, with vesting dates of 2/23/07, 2/23/08 and 2/23/09.

(2)
Stock options vest 34% on 6/21/07, as well as annually at the rate of 22%/year, with vesting dates of 2/21/08, 2/21/09 and 2/21/10.

(3)
Stock options vest annually at the rate of 50%/year.

(4)
Stock options vest annually at the rate of 25%/year.

(5)
Stock options vest 100% on 2/13/09.

(6)
Stock options vest 50% on 7/1/08 and 50% on 7/1/09.

(7)
Stock options and RSUs vest annually at the rate of 33%/year.

(8)
Represents achievement of the threshold performance goals for such awards.

Option Exercises

        No NEOs exercised options during fiscal 2008.

Pension Benefits

        Mr. Slingerlend has a pension benefit other than his 401(k) benefits. Our 401(k) Savings Plan is generally available to all our U.S. employees on a non-discriminatory basis. The CEO's Salary Continuation Retirement Plan (the "Retirement Plan") was established in March 1995 because the Board wanted to recognize the CEO's efforts in our growth and success. The Compensation Committee approved changes to the Retirement Plan in 2008 as a result of the recommendations of the compensation consultant; additional language changes were also made to comply with Section 409A of the Internal Revenue Code. The Retirement Plan provides for benefit payments to be made for up to 20 years after Mr. Slingerlend's termination of employment with us, beginning with an annual payment of $190,000 if he retires at his current age and increasing to $200,000 annually if he retires at age 65 or older. The Retirement Plan also provides that, if Mr. Slingerlend's employment terminates subsequent to a change in control of the Company, the payments will be $225,000, which is 150% of the amounts payable at ages 59, 60 and 61, payable annually for a period not to exceed 20 years. The net present value of the Retirement Plan is determined using a discount rate of 5% and assumes that Mr. Slingerlend retires from the Company at age 65 and receives benefits under the Retirement Plan for 20 years. The present value of the accumulated benefit under the Retirement Plan was fully accrued by us as of December 31, 2008. The Retirement Plan is unfunded except in the case of change in control of the Company.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)(3)
Mac Slingerlend	Salary Continuation Retirement Plan	21	2,492,000	None

(1)
Annual payments to be made equal to the number of years of service, not to exceed 20 years. For purposes of this analysis, we assumed retirement at age 65 with 24 years of service resulting in 20 annual payments.

(2)
Although we assumed for this analysis that the executive retired at age 65 with 24 years of service, the net present value of the Retirement Plan as of December 31, 2008, is $1,538,000 and the executive's 2008 increase under the Plan was $118,000.

(3)
No payment will be made under the Retirement Plan until six months and one day after termination of employment.

 Termination and Change in Control Payments

        The numbers in the tables below are hypothetical numbers based on an assumed December 31, 2008 termination or change in control date. The numbers may be higher or lower depending on actual dates of termination or change in control and depending on whether or not the Board of Directors accelerates the vesting of equity awards. All payments are in addition to what the executive would normally be paid to the date of termination such as accrued base salary and unpaid bonus amounts. No executive will receive payments in addition to accrued base salary and unpaid bonus amounts in the event of a voluntary termination (other than retirement) or a termination for cause.

  Potential Payments upon Termination or Change in Control

									Insurance
					Short-Term Cash Incentive ($)
Name	Termination Scenario	Total ($)	Base Salary ($)				SERP ($)		($)		Health ($)		Long-Term Care ($)		Other ($)		280G Tax Gross Up ($)
Mac Slingerlend	Not for Cause	816,537	630,000		186, 537	(1)	—		36,000	(2)	—		—		—		—
	Retirement	2,492,000	—		—		2,492,000	(3)	—		—		—		—		—
	Death(4)	4,743,250	315,000		236,250		2,492,000	(3)	—		1,700,000	(5)	—		—		—
	Disability(4)	3,648,826	630,000		472,500		2,492,000	(3)	36,000	(2)	—		18,326	(2)	—		—
	Change in Control	10,380,023	1,890,000	(6)	1,417,500	(6)	3,738,000	(3)	34,446	(7)	—		34,533	(2)	20,000	(8)	3,245,544
Peter Cheesbrough	Not for Cause	221,556	263,250	(9)	44,311	(9)	—		—		—		—		—		—
	Death	—	—		—		—		—		—		—		—		—
	Disability	—	—		—		—		—		—		—		—		—
	Change in Control	1,175,437	702,000	(6)	400,000	(6)	—		52,866	(7)	—		10,481	(2)	$10,000	(8)	—
Tony Hadzi	Not for Cause	75,000	75,500	(12)	—		—		—		—		—		—		—
	Death	—	—		—		—		—		—		—		—		—
	Disability	—	—		—		—		—		—		—		—		—
	Change in Control	506,946	300,000	(6)	162,500	(6)	—		34,446	(7)	—		—		10,000	(8)	—
Joseph Mancuso	Not for Cause	312,000	300,000	(12)	—		—		12,000	(2)	—		—		—		—
	Death	150,000	150,000	(12)	—		—		—		—		—		—		—
	Disability	150,000	150,000	(12)	—		—		—		—		—		—		—
	Change in Control	958,049	565,000	(6)	300,000	(6)	—		34,446	(7)	—		18,603	(2)	10,000	(8)	—
Terje Laugerud	Not for Cause	311,000	311,000	(10)	—		—		—		—		—		—		—
	Death	925,000	—		—		—		—		925,000	(11)	—		—		—
	Disability	—	—		—		—		—		—		—		—		—
	Change in Control	1,003,616	620,103	(6)	310,649	(6)	—		—		—		—		72,864	(8)	—

(1)
Pursuant to Mr. Slingerlend's employment agreement, this amount is calculated as an amount equal to 5% of the prior year's actual bonus ($310,896 for 2007) multiplied by the number of months of service in the year of termination (12 months assuming a 12/31/08 termination date).

(2)
For 36 months after termination, Mr. Slingerlend will receive medical insurance payments in cash, not to exceed $1,000 per month, and coverage of long-term care premiums. Mr. Mancuso is entitled to medical insurance payments for 12 months, not to exceed $1,000 per month, in the event of a termination not for cause.

(3)
The maximum amount payable for retirement at the age of 65 is determined by multiplying a benefit amount of $200,000 by Mr. Slingerlend's tenure with us, not to exceed 20 years, using a discount rate of 5%. In the event of a change in control, the amount is 150% of the amount payable upon retirement.

(4)
50% of 2008 base salary and target bonus are paid in the event of Mr. Slingerlend's death and 100% of 2008 base salary and target bonus is paid in the event of disability.

(5)
Proceeds of life insurance policy payable to Mr. Slingerlend's designated beneficiary.

(6)
Pursuant to their change in control agreements, each executive is entitled to payments equal to a multiple of salary and target bonus (3 times for Mr. Slingerlend, 2 times for Mr. Cheesbrough and Mr. Mancuso, 1 times for Mr. Hadzi and 1.5 times for Mr. Laugerud).

(7)
This number assumes a 2008 COBRA benefit of $10,416 for Mr. Slingerlend, Mr. Hadzi and Mr. Mancuso (employee and spouse) and $15,948 for Mr. Cheesbrough (employee, spouse and eligible child) each with an annual assumed 5% increase for 2011 and 2012.

(8)
Represents assumed outplacement costs for each executive and continuation of Mr. Laugerud's automobile allowance for 36 months for a total of $72,864 (calculated at 1 GBP to 1.84 U.S. Dollar).

(9)
Mr. Cheesbrough's employment agreement entitles him to a severance payment in the amount of 39 weeks of base salary and one-fourth of the aggregate fully earned bonus compensation for the most recent three months to the date of termination if he is terminated between the thirteenth and sixtieth months of employment. For the purposes of this calculation, we have assumed a 12/31/08 termination date.

(10)
Mr. Laugerud is entitled to 9 months of his base salary as severance. His base salary for 2008 was $414,600 at a conversion rate of 1 GBP to 1.84 U.S. Dollar.

(11)
Mr. Laugerud's life insurance benefit is three times his annual salary, not to exceed $925,000.

(12)
Mr. Mancuso is entitled to 100% of his base salary in the event of a termination not for cause and 50% of his base salary in the event of disability or death. Mr. Hadzi is entitled to 3 months of his base salary in the event of a termination not for cause.

        Below is a description of the assumptions that were used in creating the table. Unless otherwise noted, the descriptions below are applicable to all of the NEOs relating to payments upon termination or change in control.

Executive Covenants

        As a condition to the executives' entitlement to receive the base salary amounts referenced in the table above, the executive is prohibited from competing with us or soliciting or hiring our employees for a period of 18 months following termination of employment. The executive is subject to liquidated damage provisions in the event of a breach of any of these prohibitions. In addition, the executive is required to execute a waiver of claims against us.

Payments and Benefits in Connection with Change in Control

  Payments upon Termination

        The executive will be entitled to certain benefits as described in the table above if the executive's employment is terminated by us other than for cause, by death or disability or terminated by the executive for good reason, as defined below, within the two year period immediately following a change in control. The executive's benefit under this provision is equal to a multiple of base salary, target annual cash bonus compensation and the value of any contributions or allocations made to any pension plan for the fiscal year.

        A change in control means: (i) a 5% increase in the beneficial ownership of our securities by a person who is the beneficial owner of our outstanding securities representing 15% or more of the combined voting power of our then outstanding securities, or a person who becomes the beneficial owner of our securities representing 33% or more of the combined voting power of our then outstanding securities; or (ii) any individuals who constitute the Board and any new director whose appointment by the Board or nomination for election by our Stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors in office cease for any reason to constitute a majority of the number of directors then serving; or (iii) a merger or consolidation in which we are not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary or effected to implement a recapitalization in which no person becomes the beneficial owner of 33% or more of the combined voting power of our then outstanding securities); or (iv) approval of a plan of liquidation or dissolution by our Stockholders or the consummation of an agreement for the sale or disposition of all, or substantially all, of our assets other than a sale or disposition to an entity where at least 80% of the voting securities are owned by our Stockholders immediately prior to such sale.

  Involuntary Not for Cause Termination and Termination for Good Reason

        The executive will be entitled to certain benefits if we terminate the executive's employment for reasons other than cause or termination by the executive for good reason. A termination is for cause if it is for the willful and continued failure by the executive to substantially perform the executive's duties or the willful engaging by the executive in conduct which is demonstrably and materially injurious to us, considered as a whole, monetarily or otherwise. A termination by the executive for good reason means the (i) assignment to the executive of duties that are inconsistent with the executive's level of responsibility immediately before the change in control or any diminution in the nature of status of the executive's responsibilities; or (ii) a reduction by us in the executive's annual base salary, annual incentive compensation opportunity or long-term incentive compensation opportunity; or (iii) the relocation of the executive's principal place of employment more than 50 miles from the executive's principal place of employment immediately before the change in control.

  Post-Termination Benefits and Perquisites

        For a period of up to 36 months following a termination in connection with a change in control, we will provide the executive and the executive's dependents life, death, accident and health benefits and long-term care insurance substantially similar to that provided before termination reduced to the extent the same type of benefits are received or made available to the executive other than by us. We will also provide the executive with one year of outplacement services beginning with the executive's first use of such services. We assumed one year of outplacement services for the CEO would cost approximately $20,000 and the cost would be approximately $10,000 for other NEOs.

  280G Tax Gross-up

        Upon a change in control of the Company, the executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. We have agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 280G and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 280G excise taxes. The total 280G tax gross-up amount in the above table assumes that the executive is entitled to a full reimbursement by us of (i) any excise taxes that are imposed upon the executive as a result of the change in control, (ii) any income and excise taxes imposed upon the executive as a result of our reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed upon the executive as a result of our reimbursement of the executive for any excise or income taxes. The calculation of the 280G gross-up amount in the above table is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 4.63% state income tax rate. For the purposes of the 280G calculation it is assumed that no amounts will be discounted as attributable to reasonable compensation. The payment of the 280G tax gross-up will be payable to the executive for any excise tax incurred regardless of whether the executive's employment is terminated. However, the amount of the 280G tax gross-up will change based upon whether the executive's employment with us is terminated because the amount of compensation subject to Section 280G will change.

Equity Treatment in Connection with Change in Control

        Pursuant to the provisions of our 1994 and 2004 Incentive Plans, vested options must be exercised within three months of the date of a voluntary termination or a termination other than for cause. In the event of retirement, vested options must be exercised within three months of the date of retirement if they are Incentive Stock Options and within 12 months of the date of retirement if they are Non-Statutory Stock Options. Unvested options are void for all purposes in the event of a for cause termination. The Board or a Board committee consisting of outside directors, as the Administrator of the Incentive Plans, may determine whether and to what extent to accelerate the vesting and dates of exercise of all or any portion of the options in the event of a termination for all other reasons or in the event of a change in control. Vesting of unvested options in the event of termination for all other reasons is at the discretion of the Board as Administrator of the applicable incentive plan. In the event of death, vested options may be exercised by those entitled to do so under the laws of distribution and descent within 12 months following the date of the executive's death.

        In the event of a change in control of the Company, the Board may, in its sole discretion, take any or all of the following actions: (a) accelerate the exercise dates of any outstanding options or make all such options fully vested and exercisable; (b) grant a cash bonus award to any option holder in an amount necessary to pay the option price of all or any portion of the options then held by such option holder; (c) pay cash to any or all option holders in exchange for the cancellation of their outstanding options in an amount equal to the difference between the option price of such options and the greater of the tender offer price for the underlying stock or the fair market value of the stock on the date of the cancellation of the options; (d) make any other adjustments or amendments to the outstanding options. The definition of a change in control in the Company's 2004 Incentive Plan varies somewhat from the definition in the change in control agreements. Under the 2004 Incentive Plan, a "change in control" occurs if: (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than Bobby G. Stevenson or a trustee or other fiduciary holding securities under an employee benefit plan of ours or under a trust, the grantor of which is Bobby G. Stevenson, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 33 1/3% of our then outstanding voting stock; or (b) at any time during any period of three consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by our Stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or (c) our Stockholders approve a merger or consolidation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of our voting securities or such surviving entity outstanding immediately after such merger or consolidation, or the Stockholders approve a plan for our complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets.

Other Post-Termination Benefits

        Benefits under any of our benefit plans in which an executive is a participant will be available to the executive (or executive's estate in the case of executive's death) to the full extent of the executive's rights under such plan.

Non-qualified Deferred Compensation

        We do not provide any nonqualified defined contribution or other deferred compensation plans.

PROPOSAL No. 2—AMENDMENT OF THE EMPLOYEE STOCK PURCHASE PLAN

TO APPROVE AN INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK
AUTHORIZED FOR ISSUANCE UNDER THE CIBER, INC. EMPLOYEE STOCK PURCHASE
PLAN BY 2,500,000 SHARES

        Background.    The Employee Stock Purchase Plan (the "ESP Plan") was adopted by our Board of Directors in September 1994 and approved by the stockholders in October 1994. The ESP Plan was amended and restated effective February 11, 1998 and subsequently amended effective October 7, 1998,

May 10, 2001, February 19, 2002, April 27, 2004 and May 3, 2005. A total of 8,750,000 shares of Common stock have been reserved for issuance under the ESP Plan. On February 25, 2009, our Board of Directors approved an amendment to increase the number of shares reserved for issuance under the ESP Plan by an additional 2,500,000 shares, subject to approval of our Stockholders at the 2009 Annual Meeting. The request to increase the number of shares authorized under the ESP Plan at the 2009 Annual Meeting is in response to depletion of the Plan's authorized shares due to high employee participation and the current price of our Common Stock.

        Description of Proposal No. 2.    Proposal No. 2, which has been recommended by the Board for your consideration, asks you to approve an increase in the number of shares authorized for issuance under the terms of the ESP Plan by 2,500,000 shares. The current authorization is 8,750,000 shares. If you cast your Proxy FOR the proposal, you will authorize us to raise the maximum number of shares we may issue to employees enrolled in the ESP Plan to 11,250,000. If you cast your Proxy AGAINST the proposal, we will no longer be able to offer this benefit to employees because the ESP Plan will run out of authorized shares. Plans in the nature of the ESP Plan have become a standard benefit and part of an overall package offered by us to recruit and retain quality employees.

TEXT OF PROPOSED AMENDMENT TO CIBER'S ESP PLAN

        Section V. of the Plan shall be deleted in its entirety and replaced with the following:

  V.    Stock Subject to Plan

        (a)   Common Stock.    The stock which is purchasable by Participants shall be the authorized but unissued or reacquired common stock, par value $.01 per share (the "Common Stock"). In order to have shares available for sale under the Plan, the Company may repurchase shares of Common Stock on the open market, issue authorized but unissued stock or otherwise. The maximum number of shares which may be sold to employees during any single purchase period shall be established by the Plan Administrator prior to the beginning of the purchase period; provided however, that the total number of shares which may be sold to employees throughout the entire duration of the Plan shall not exceed 11,250,000 shares.

        The following is a summary description of the Employee Stock Purchase Plan. The following summary is qualified in its entirety by reference to the Employee Stock Purchase Plan, a copy of which is attached as Exhibit A to the electronic copy of this Proxy Statement filed with the SEC and may be accessed from the SEC's homepage (www.sec.gov). In addition, you may request a copy of the Employee Stock Purchase Plan by writing to us at CIBER, Inc., 6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, CO 80111, Attention: Corporate Secretary.

SUMMARY DESCRIPTION OF THE ESP PLAN

        Purpose.    The purpose of the ESP Plan is to provide employees of the Company with an opportunity to acquire a proprietary interest in the Company through their participation in a tax-qualified plan and to purchase Common Stock of the Company through payroll deductions. The ESP Plan provides for one offering during each three-month period. The purchase price per share is the lower of 85% of the fair market value of a share of Common Stock (the closing price on the New York Stock Exchange) on the first date of an offering period or on the last date of the offering period. The three-month offering periods commence on January 1, April 1, July 1 and October 1 of each year. The first offering period commenced on January 1, 1995. The Board of Directors has the power to alter the offering periods without stockholder approval.

        Participation.    Except as otherwise provided, every employee of the Company who, on the commencement date of each offering period is employed by the Company on a basis which customarily requires not less than 20 hours of service per calendar week, is eligible to participate in the ESP Plan and can elect to participate by delivering to the Plan Administrator an enrollment form (including a purchase agreement authorizing payroll deductions) prior to the applicable offering date (the "Participant"). The purchase price of the shares is accumulated by payroll deductions over the offering period. The deductions cannot exceed ten percent (10%) or be less than one percent (1%), or such other rates as determined from time to time by the Plan Administrator, of a Participant's compensation. A Participant may discontinue participation during an offering period, but a Participant may not increase or decrease the rate of payroll deductions in the ESP Plan during the offering period. Unless an employee's participation is discontinued by delivery of a notice of withdrawal prior to the end of an applicable offering period, the purchase of shares occurs automatically at the end of the offering period at the applicable price. A Participant's withdrawal from an offering does not have any effect upon such participant's eligibility to participate in subsequent offerings under the ESP Plan.

        The number of shares to be purchased by individual Participants under the ESP Plan is a function of Participant elections and the market price of the Company's Common Stock, and therefore is not determinable.

        Notwithstanding the foregoing, no employee is permitted to subscribe for shares under the ESP Plan if, immediately after the grant of the right to purchase shares, the employee would own stock (including options) possessing five percent (5%) or more of the total voting power or value of all classes of stock of the Company or of any Affiliated Corporation (as defined in the ESP Plan), or if the grant of such right would permit the employee to buy pursuant to the ESP Plan stock valued at more than $25,000 for any calendar year.

        Termination of Employment.    If a Participant ceases to be an employee of the Company for any reason, including retirement or death during the purchase period, the Participant or Participants shall receive a cash refund of all payroll deductions made on behalf of the Participant during the offering period including any dollars carried over from the prior quarter, if any, through the date of the Participant's cessation of employment.

        Non-assignability.    No rights or accumulated payroll deductions of an employee under the ESP Plan may be assigned or transferred for any reason other than by will or by the laws of descent and distribution.

        Amendment.    The Board of Directors has authority to amend or terminate the ESP Plan without stockholder approval; providing, however, that no amendment may be made to the ESP Plan without the approval of the stockholders of the Company if such amendment would increase the number of shares reserved under the ESP Plan, extend the term of the ESP Plan, alter the per share price formula so as to reduce the purchase price per share specified in the ESP Plan, materially modify the eligibility requirements, or materially increase the benefits which may accrue to Participants under the ESP Plan.

        Tax Information.    The ESP Plan, and the right of the Participant to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Internal Revenue Code of 1986. Amounts deducted from a Participant's paychecks in order to purchase shares under the Plan are taxable as ordinary compensation income. The purchase of shares under the Plan, however, is not itself a taxable event even though the Participant pays less than market price for the shares (i.e., the "compensation" consisting of the difference between the market price and the purchase price—the discount—is not taxable at the time of purchase).

  Sales of Shares Purchased Under the ESP Plan and Held For More Than Two Years After Date of Grant:

          If the Participant sells shares purchased under the ESP Plan more than two years after the beginning of the purchase period during which he or she purchased the shares under the ESP Plan: (i) any gain up to the amount of the 15% discount from market price on the first day of the purchase period will be taxable as ordinary income, and any further gain will be taxable as long term capital gain; and (ii) any loss will be treated as a long-term capital loss.

  Sales of Shares Purchased Under the ESP Plan and Held Two Years or Less After Date of Grant:

          If the Participant sells shares within two years after the beginning of the purchase period during which he or she purchased shares under the ESP Plan: (i) the difference between the purchase price and the value of the stock on the date of the purchase will be taxable as ordinary income in the year of sale (regardless of the market price of the shares at the time of sale), and any gain above this amount will be taxable as a capital gain (short-term or long-term, depending upon how long he or she held the stock); and (ii) any loss, after inclusion in the Participant's tax basis of the amount treated as ordinary income pursuant to (i) above, will be treated as a capital loss (short-term or long-term).

        The foregoing is only a summary of the effect of federal income taxation upon the Participant and the Company with respect to the shares purchased under the ESP Plan. Participants should consult with an advisor for more complete information regarding tax consequences of the individual's participation in the ESP Plan.

        Approval of the amendment to the ESP Plan will require the affirmative vote of a majority of the shares of Common Stock of the Company represented in person or by Proxy at the Meeting and entitled to vote on the subject matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2

 PROPOSAL No. 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        Background:    The Audit Committee has selected the firm of Ernst & Young LLP ("E&Y") to act as our independent registered public accounting firm for the fiscal year ending December 31, 2009, and has further directed that management submit the selection of E&Y for ratification by the Stockholders at the Annual Meeting. E&Y audited our consolidated financial statements for the fiscal year ended December 31, 2008.

        Description of Proposal No. 3:    Proposal No. 3, which has been recommended by the Board for your consideration, asks you to ratify the selection of E&Y as our independent registered public accounting firm. Stockholder ratification of the selection of E&Y as our Independent Registered Public Accounting Firm is not required by our bylaws or otherwise. The Audit Committee believes that submitting the selection of E&Y to the Stockholders for ratification is advisable as a matter of good corporate practice. If the Stockholders fail to ratify the selection, the Audit Committee will consider whether or not to retain E&Y; however, the Audit Committee may select E&Y notwithstanding the failure of the Stockholders to ratify the selection. If the appointment of E&Y is ratified, the Audit Committee will continue to conduct an ongoing review of E&Y's scope of engagement, pricing and work quality, among other factors, and will retain the right to replace E&Y at any time.

        The text of Proposal No.3, as you will see it printed on your Proxy, is "To ratify the appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2009."

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Representatives of E&Y, the independent registered public accounting firm selected for the most recently completed fiscal year, are expected to attend the Annual Meeting. Representatives of E&Y will have an opportunity to make a statement if they desire to do so and will make themselves available to respond to appropriate questions.

        Fees.    Set forth below is a summary of the fees billed to us by E&Y for each of the last two fiscal years, for the categories described below:

        Audit Fees.    The aggregate fees billed in each of the last two fiscal years for professional services rendered by E&Y for audit of our annual financial statements included in our Form 10-K, review of our quarterly financial statements included in our Forms 10-Q, statutory audits required internationally, consents and accounting consultations and such other services that generally only our independent registered public accounting firm can provide.

        Audit-Related Fees.    The aggregate fees billed in each of the last two fiscal years for professional services rendered by E&Y for employee benefit plan audits, and certain attestation services not required by statute traditionally performed by independent registered public accounting firms.

        Tax Fees.    The aggregate fees billed in each of the last two fiscal years for professional services rendered by E&Y for tax compliance, tax advice and tax planning. The nature of the tax compliance services provided in this category includes preparation of tax returns and refund claims. Tax planning services include assistance with tax audits and appeals, advice with respect to mergers, acquisitions and dispositions or other technical advice.

        All Other Fees.    The aggregate fees incurred in each of the last two fiscal years for products and services provided by E&Y, other than the services reported above.

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees	% Services Pre-Approved
2008	$1,502,723	$59,695	$58,588	$—	100%
2007	$1,183,465	$30,000	$45,344	$—	100%

        Independence of Our Registered Public Accounting Firm.    The Audit Committee has considered the issue of the independence of our registered public accounting firm and concluded that the provision of services by E&Y in 2008 is consistent with maintaining the registered public accounting firm's independence.

Audit Committee Pre-Approval Policy

        The Audit Committee has established pre-approval policies and procedures in compliance with 17 CFR 210.2-01(c)(7)(i) which include criteria for considering whether the provision of the services would be compatible with maintaining the independence of our registered public accounting firm and a process by which the Chairman of the Audit Committee may approve such audit and non-audit services with subsequent review of all pre-approved services by the full Audit Committee. The Audit Committee pre-approved all audit and non-audit services in 2008.

ANNUAL REPORT TO STOCKHOLDERS, MANAGEMENT'S DISCUSSION AND
ANALYSIS AND AUDITED FINANCIAL STATEMENTS

        Our 2008 Annual Report to Stockholders on Form 10-K is available to Stockholders on our website at www.ciber.com under "Investor Relations" or you may request a copy by writing to us at CIBER, Inc., 6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, Colorado 80111,

Attention: Investor Relations. The 2008 Annual Report to Stockholders should not be considered part of the soliciting material.

ELECTRONIC ACCESS TO SEC REPORTS ON THE COMPANY'S WEBSITE
And
ELECTRONIC DELIVERY OF 2010 PROXY STATEMENT

        Available Information.    Our Internet website is http://www.ciber.com and you may access free of charge, through the "Investor Relations" portion of our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to such reports filed or furnished to the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, as amended. Our website also provides current corporate governance documents such as the Audit, Compensation and Nominating/Corporate Governance Committee Charters, the Code of Business Conduct and Ethics and Equity Compensation Plans, as such documents may be adopted or amended from time to time by the Board of Directors or by Stockholders. These documents may be accessed through the "Corporate Governance" portion of our website.

        As required by Section 303A.12 of the Listed Company Manual of the NYSE, we have filed with the NYSE the CEO's annual certification regarding compliance with the NYSE's corporate governance listing standards. We have also filed the CEO and CFO certifications required by Section 302 of the Sarbanes Oxley Act with the Commission as exhibits to our Annual Report on Form 10-K filed March 5, 2009.

        Householding of Annual Meeting Materials.    We have adopted a procedure called "householding" that has been approved by the Commission. Under this procedure, a single copy of this Proxy Statement will be sent to any household at which two or more Stockholders share a single address. If any Stockholder at such an address wishes to receive a separate copy of this Proxy Statement, he or she may contact us at CIBER, Inc., 6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, Colorado 80111, Attn: Investor Relations, or by calling 303-220-0100 and asking to speak with Ms. Jennifer Matuschek, Vice President-Investor Relations and we will deliver this Proxy Statement to such Stockholder promptly upon receiving the request. If you are receiving multiple copies of our Proxy Statement, you may request householding in the future by writing or calling us as noted above.

        Request email delivery of your 2010 Proxy Materials.    You can enjoy the benefits and convenience of electronic delivery of the Proxy Statement and online Proxy voting and more. To learn about the service and to enroll for online delivery, please log on to www.ciber.com and select "Investor Relations," which will take you to CIBER's Investor Relations web page. Click on "electronic delivery enrollment" to read a description of the service and find a direct link to the enrollment page.

By order of the Board of Directors,

Bobby G. Stevenson
 Chairman of the Board
Greenwood Village, Colorado
April 1, 2009

 EXHIBIT A

CIBER, INC.

EMPLOYEE STOCK PURCHASE PLAN
(as amended and restated May 3, 2005)

I.     Purpose

        The CIBER, Inc. Employee Stock Purchase Plan (the "Plan") is intended to provide eligible employees of CIBER, Inc. and its Affiliated Corporations (collectively, the "Company"), with an opportunity to acquire a proprietary interest in the Company through their participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986 (the "Code"). "Affiliated Corporation" means any "subsidiary corporation" (as such term is defined in Section 424(f) of the Code) of CIBER, Inc.

II.    Administration

        (a)    Plan Administrator.    The Plan shall be administered by the board of directors of the Company (the "Board"), which may from time to time delegate all or part of its authority to a committee (the "Committee") composed of at least two members of the Board, all of whom shall be Non-Employee Directors. A Non-Employee Director is a director who meets the definition of Non-Employee Director under Rule 16b-3 of the Securities Exchange Act of 1934 (the "1934"). References herein to the Plan Administrator refer to the Board or, to the extent the Board delegates its authority to the Committee, to the Committee. The Plan Administrator shall have full authority to administer the Plan, and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Section 423 of the Code. The Plan Administrator may delegate to an agent or agents any of its responsibilities under the Plan except its responsibilities to establish the number of shares available for purchase by employees during any purchase period, the maximum and minimum percentage of base compensation to be paid by any single employee for the purchase of stock during any of the periods and its authority to construe and interpret the provisions of the Plan.

        (b)    Actions of Plan Administrator.    All actions taken and all interpretations and determinations made by the Plan Administrator in good faith (including determinations of fair market value) shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Plan Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Plan Administrator shall, in addition to their rights as directors, be fully protected by the Company with respect to any such action, determination or interpretation.

III.  Purchase Periods

        The first purchase period under the Plan shall commence on January 1, 1995, and shall terminate on March 31, 1995. Unless otherwise determined by the Plan Administrator, a purchase period shall commence on the first day of each succeeding calendar quarter and shall terminate on the last day of each such quarter. The Plan Administrator may, from time to time, establish purchase periods with differing commencement dates and durations. In no event, however, shall a purchase period extend beyond 27 months. No two purchase periods shall run concurrently.

IV.    Eligibility and Participation

        (a)   Except as otherwise expressly provided herein, every employee of the Company who, on the commencement date of the purchase period, is employed on a basis which customarily requires not less than 20 hours of service per calendar week is eligible to participate in the Plan during a purchase period.

        (b)   An eligible employee may become a participant in the Plan (a "Participant") for a particular purchase period by completing the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and filing such forms prior to the commencement date of the purchase period with the person designated by the Plan Administrator. No enrollment forms will be accepted from an individual who is not on the active payroll of the Company on the filing date, unless such individual is temporarily off the payroll by reason of illness, vacation, jury duty or other employer-approved absence.

V.     Stock Subject to Plan

        (a)    Common Stock.    The stock which is purchasable by Participants shall be the authorized but unissued or reacquired common stock, par value $.01 per share, of CIBER, Inc. (the "Common Stock"). In order to have shares available for sale under the Plan, the Company may repurchase shares of Common Stock on the open market, issue authorized but unissued stock or otherwise. The maximum number of shares which may be sold to employees during any single purchase period shall be established by the Plan Administrator prior to the beginning of the purchase period; provided however, that the total number of shares which may be sold to employees throughout the entire duration of the Plan shall not exceed 6,750,000 shares (which amount reflects the 1996 and 1998 stock splits in the nature of a dividend, and is subject to further adjustment under subparagraph (b) below).

        (b)    Changes in Capital Structure.    In the event any change is made to the Common Stock purchasable under the Plan (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend in excess of 10% at any single time, stock split, combination of shares, exchange of shares, changes in corporate structure or otherwise), then appropriate adjustments shall be made to the maximum number of shares purchasable under the Plan, the maximum number of shares purchasable under any right to purchase stock outstanding under the Plan, and the number of shares and price per share of stock subject to rights to purchase stock outstanding under the Plan.

VI.   Purchase of Common Stock

        (a)    Right to Purchase.    An eligible employee who becomes a Participant for a particular purchase period shall have the right, as of the beginning of the purchase period, to purchase Common Stock upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions, not inconsistent with the Plan, as the Plan Administrator may deem advisable.

        (b)    Purchase Price Per Share.    Except as provided in Section VI(j), the purchase price per share shall be eighty-five percent (85%) of the fair market value of a share of Common Stock on the commencement date of the purchase period. If the Common Stock is listed on a national stock exchange or national market system, the fair market value of a share of Common Stock on any date shall be the officially-quoted closing sales price (or the closing bid, if no sales were reported) on such exchange or system on the date in question. If the Common Stock is not traded publicly, the fair market value of a share of Common Stock on any date shall be determined, in good faith, by the Plan Administrator after consultation with outside legal, accounting or other experts as the Plan Administrator may deem advisable, and the Plan Administrator shall maintain a written record of its method of determining such value.

        (c)    Total Purchase Price.    Each Participant shall, for any purchase period, have the right to purchase Common Stock with a total purchase price equal to a designated percentage of the Participant's Compensation. A Participant's "Compensation" for a particular purchase period shall be the amount of the Participant's base salary or wages, overtime pay and, at the election of the

Participant, bonuses and other incentive payments, that are payable to the Participant at any time or from time to time during the purchase period. Each Participant shall designate in his or her purchase agreement the whole percentage of his or her Compensation the Participant wishes to pay for the purchase of stock for the particular purchase period, subject to the provisions set forth below which shall be uniformly applied to all Participants in a particular purchase period:

          (i)    The maximum percentage of a Participant's Compensation which may be paid for the purchase of stock in a particular purchase period shall be ten percent (10%); provided, however, that the Plan Administrator shall establish prior to the beginning of the purchase period a maximum number of shares (subject to adjustment under Section V(b)) that may be purchased during the purchase period by each Participant.

          (ii)   The minimum percentage of a Participant's Compensation which may be paid for the purchase of stock in a particular purchase period shall be one percent (1%).

          (iii)  No right to purchase shares under the Plan shall be granted to an employee if such employee would, immediately after the grant, own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of CIBER, Inc. or any Affiliated Corporation. An employee's stock ownership shall be determined under Section 424(d) of the Code and stock which an employee may purchase under any outstanding options shall be treated as stock owned by the employee.

Notwithstanding the provisions of paragraphs (i) and (ii), above, the Plan Administrator may, in its discretion, establish any other maximum and minimum percentages of Compensation to be paid for stock under the Plan.

        (d)    Allocation of Available Shares.    Should the total number of shares of Common Stock which may be purchased under the purchase agreements of all Participants for a particular purchase period exceed the number of shares available for sale under the Plan, then the Plan Administrator shall make a pro rata allocation of the available shares and shall notify each Participant of such allocation.

        (e)    Payment.    Payment of the purchase price for stock under the Plan shall be effected by means of payroll deductions, which shall begin with the first pay period, the payment date for which occurs coincident with or immediately following the commencement date of the relevant purchase period and shall terminate with the last pay period the payment date for which occurs on or prior to the last day of the purchase period. Each payroll deduction shall be an amount equal to the percentage of the Compensation included in that payroll payment that was designated by the Participant in the Participant's purchase agreement (subject to termination as provided in Section VI(f)).

        (f)    Termination of Right to Purchase.    A Participant may, at any time on or before 15 days prior to the last day of the purchase period, terminate his or her right to purchase stock under the Plan by filing the prescribed notification form with the Plan Administrator or its delegate. Any amounts deducted from the Participant's pay or otherwise collected from the Participant by reason of his or her participation in the Plan for such purchase period shall be refunded following the end of the purchase period, and no further amounts will be collected from the Participant (by payroll deduction or otherwise) during the remainder of the purchase period. A Participant's termination of his or her right to purchase shall be irrevocable with respect to the purchase period to which it pertains.

        (g)    Change of Compensation Percentage.    Except as set forth in Section VI(f), a Participant may not reduce or increase the percentage of the Participant's Compensation to be paid for shares of Common Stock under the Participant's purchase agreement during a purchase period.

        (h)    Termination of Employment.    If a Participant ceases to be an employee of the Company for any reason (including death or retirement) during a purchase period, the Participant or the Participant's personal representative shall receive a cash refund of all sums previously collected from the Participant during the purchase period, as well as any sums carried over from a prior purchase period.

        (i)    Exercise.    Each right to purchase stock under the Plan other than a right to purchase stock which has been accelerated under the Plan or which has been previously terminated under the Plan shall be exercised automatically on the last day of the purchase period for the number of whole shares obtained by dividing the sum on deposit from the Participant (and not refunded) by the purchase price per share determined under Section VI(j), but in no event shall any right to purchase stock under the Plan be exercised for more than the specified number of shares, if any, (subject to adjustment under Section V(b)) established by the Plan Administrator pursuant to Section VI(c)(i) prior to the beginning of the purchase period, and the balance shall be at the sole option of the Company promptly refunded or left on deposit for the ensuing quarterly period, and in any case refunded after termination. For example, if a Participant has $100.00 on account and the Company's stock price pursuant to this paragraph is determined to be $9.00 then eleven (11) shares will be issued (11 × $9.00) and $1.00 will be left on deposit or refunded as herein stated. Promptly after the date of exercise of any right to purchase stock under the Plan, the Participant, or his or her nominee, shall receive, at the Company's sole option, a physical certificate, an electronic deposit, or such other evidence of ownership of the purchased shares as the Plan Administrator determines is reasonable. No more than one certificate or deposit shall be issued or made pursuant to the exercise of any right to purchase stock under the Plan.

        (j)    Reduction of Purchase Price.    If the fair market value of a share of Common Stock on the last day of the purchase period is less than the fair market value of such share on the commencement date of the purchase period, then the purchase price per share under the Plan on the last day of the purchase period shall be reduced to 85 percent (85%) of the fair market value of such share on the last day of the purchase period.

        (k)    Rights as Stockholder.    A Participant shall have no rights as a stockholder with respect to shares subject to a right to purchase stock granted under the Plan until such right to purchase is exercised. No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of exercise.

        (l)    Assignability.    No right to purchase stock granted under the Plan shall be assignable or transferable by a Participant other than by will or by the laws of the descent and distribution, and during the lifetime of the Participant such rights to purchase stock shall be exercisable only by the Participant.

        (m)    Accrual Limitations.    No Participant shall be entitled to accrue rights to purchase stock under this Plan which, when aggregated with purchase rights accruable by him under other qualified employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company, would permit such Participant to purchase more than $25,000 worth of Common Stock (determined on the basis of the fair market value of such Common Stock on the date the Participant accrues purchase rights under the Plan) for each calendar year such purchase rights are at any time outstanding.

        (n)    Merger or Liquidation of Company.    In the event the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of sale, merger, reorganization or liquidation, each Participant may, at the election of the Plan Administrator, either:

            (i)  receive a stock certificate for the number of shares of Common Stock paid for pursuant to payroll deductions made on behalf of the Participant during the purchase period up to the day prior to the date of such transaction; or

           (ii)  receive a cash refund of all sums previously collected from the Participant during the purchase period.

        (o)    No Interest.    No interest shall be paid on any monies refunded to Participants pursuant to the provisions of this Plan.

        (p)    Withholding.    The Company may withhold, or require a Participant to make other satisfactory arrangements for the payment of, any taxes required by any law or regulation of any governmental authority, whether federal, state or local, in connection with the purchase of stock under the Plan or the sale of such stock that is not held for at least two years after the beginning of the purchase period during which the stock was purchased. Such withholding may include all or any portion of any payment or other compensation payable to the Participant, unless the Participant reimburses the Company for such amount.

        (q)    Notice of Disposition.    Each Participant shall notify the Company in writing if the Participant disposes of any of the shares purchased pursuant to this Plan if such disposition occurs within two years from the first day of the purchase period in which such shares were purchased or within one year from the date on which the shares were purchased (the "Notice Period"). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company's transfer agent to notify the Company of any transfer of the shares. The obligation of the Participant to provide such notice shall continue notwithstanding the placement of any legend on the certificates.

VII. Amendment

        The Board may from time to time alter, amend, suspend or discontinue the Plan; provided, however, that no such action shall adversely affect rights and obligations with respect to rights to purchase stock at the time outstanding under the Plan; and provided, further, that no such action of the Board may, without the approval of the stockholders of the Company, increase the number of shares subject to the Plan or the maximum number of shares for which a right to purchase stock under the Plan may be exercised (unless necessary to effect the adjustments required by Section V(b)), extend the term of the Plan, alter the per share purchase price formula so as to reduce the purchase price per share specified in the Plan, otherwise materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan. Furthermore, the Plan may not, without the approval of the stockholders of the Company, be amended in any manner which will cause the Plan to fail to meet the requirements of an "employee stock purchase plan" under Section 423 of the Code.

VIII.  Effective Date

        This Plan was originally approved by the Board and became effective on January 1, 1995, and was approved by the stockholders of CIBER, Inc. on October 31, 1994. The Plan is hereby amended and restated effective as of February 19, 2002 and was previously amended and restated effective on February 11, 1998, and subsequently amended effective October 7, 1998, May 10, 2001, April 27, 2004 and May 3, 2005.

CIBER, Inc.
By:	/s/ MAC J. SLINGERLEND Mac J. Slingerlend President/Chief Executive Officer

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date Vote On Proposals 3. The Board of Directors recommends a vote "FOR" ratification of the appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2009. 2. The Board of Directors recommends a vote "FOR" amendment of the CIBER, Inc. Employee Stock Purchase Plan to increase the number of shares of Common Stock authorized for issuance under the plan by 2,500,000 shares. This Proxy will be voted as directed, but if no instructions are specified and authority to vote for a director nominee is not marked WITHHOLD ALL or FOR ALL EXCEPT, or AGAINST approval or ABSTAIN with respect to the authorization of additional shares for the CIBER, Inc. Employee Stock Purchase Plan or AGAINST approval or ABSTAIN with respect to the ratification of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm then you are deemed to grant authority to vote for the election of such nominee(s) and for the increase in shares authorized for the CIBER, Inc. Employee Stock Purchase Plan and for ratification of Ernst & Young LLP. If any other business is presented at such meeting, this Proxy will be voted by the Proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 YOUR VOTE IS IMPORTANT! You can vote in one of three ways: 1. Vote by Internet 2. Vote by Phone 3. Vote by mailing your Proxy in the enclosed envelope. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. (Eastern Daylight Time) on May 3, 2009. Have your Proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. (Eastern Daylight Time) on May 3, 2009. Have your Proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, and date your Proxy card and return it in the postage-paid envelope we have provided, or return it to CIBER, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please note that all votes cast by Internet or telephone must be submitted prior to 11:59 P.M. (Eastern Daylight Time) on May 3, 2009. Your Internet or telephone vote authorizes the named Proxies to vote the shares to the same extent as if you marked, signed, dated and returned the Proxy card. If you vote by Internet or telephone, please do not return your Proxy by mail. Thank you for your vote. WELLS FARGO SHAREOWNER SERVICES 161 NORTH CONCORD EXCHANGE SOUTH ST. PAUL, MN 55075 CIBER, INC. CIBER1 For Against Abstain 0 0 0 For All Withhold All For All Except 1. The Board of Directors recommends a vote “FOR ALL” of the incumbent Directors listed below: To elect the following nominees for Class III Director: 01 - Paul A. Jacobs 02 - Archibald J. McGill Please sign exactly as your name appears on the stock account. When signing as attorney, executor, administrator, agent, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. If signing on behalf of a corporation, the corporate name should be indicated and a corporate officer should sign.

CIBER, Inc. 6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, Colorado 80111 The undersigned hereby appoints Mac J. Slingerlend and Susan Keesen, or either of them, with full power of substitution, as attorneys-in-fact, agents and Proxies (the "Proxies") to vote on behalf of the undersigned all shares of Common Stock, $.01 par value, of CIBER, Inc. (the "Company"), that the undersigned is entitled to vote at the 2009 Annual Meeting of Stockholders (the "Meeting"), to be held on the Internet at www.ciber.com/cbr/annualmeeting, on Monday, May 4, 2009 at 9:00 a.m. Mountain Daylight Time, and at any and all adjournments or postponements thereof. Should you have an account in the CIBER 401(k) Savings Plan, this Proxy represents the number of CIBER shares allocable to that plan account as well as other shares registered in your name. As a "named fiduciary" under the plan for CIBER shares allocable to that plan account and shares for which no voting instructions are received, this Proxy will serve as voting instructions for Principal Trust Company, trustee for the CIBER 401(k) Plan, or its designee. The plan provides that the trustee will vote each participant's shares in accordance with the participant's instructions. If the trustee does not receive voting instructions for CIBER shares allocable to the plan account by 11:59 P.M. (Eastern Daylight Time), April 29, 2009 those shares, and any other CIBER shares under those plans for which no voting instructions are received, will be voted, in accordance with the terms of the plan, in the same proportion as the shares for which voting instructions have been received. In its discretion, the trustee is authorized to vote upon such other matters as may properly come before the meeting. PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF YOU VOTE BY TELEPHONE OR INTERNET PLEASE DO NOT RETURN YOUR PROXY BY MAIL. CIBER2 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.ciber.com/cbr/annualmeeting

QuickLinks

NOTICE OF THE 2009 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS May 4, 2009
ANNUAL MEETING INFORMATION
AGENDA
VOTING RIGHTS AND SOLICITATION OF PROXIES
DEADLINE FOR STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING
PROPOSAL No. 1—ELECTION OF DIRECTORS
TEXT OF PROPOSAL NO. 1—ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL " THE NOMINEES
DIRECTORS AND EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CORPORATE GOVERNANCE PRACTICES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION OF DIRECTORS
2008 Director Compensation
EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Three-Year Base Salary Table
2008 Actual Cash Award Payments
2009 Annual Cash Bonus Award Targets
2008 LTIP Awards
Summary Compensation Table
2008 Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal 2008 Year End
Pension Benefits
Pension Benefits Table
Termination and Change in Control Payments
PROPOSAL No. 2—AMENDMENT OF THE EMPLOYEE STOCK PURCHASE PLAN
TEXT OF PROPOSED AMENDMENT TO CIBER'S ESP PLAN
SUMMARY DESCRIPTION OF THE ESP PLAN
PROPOSAL No. 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ANNUAL REPORT TO STOCKHOLDERS, MANAGEMENT'S DISCUSSION AND ANALYSIS AND AUDITED FINANCIAL STATEMENTS
ELECTRONIC ACCESS TO SEC REPORTS ON THE COMPANY'S WEBSITE And ELECTRONIC DELIVERY OF 2010 PROXY STATEMENT
EXHIBIT A CIBER, INC. EMPLOYEE STOCK PURCHASE PLAN (as amended and restated May 3, 2005)